Exhibit 10.2

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 10, 2013, is by and among CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower party hereto (collectively, the “Guarantors”), the Lenders (as defined below) party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (as defined below) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of March 30, 2011 (as amended by that certain First Amendment to Credit Agreement dated as of November 29, 2011, that certain Second Amendment to Credit Agreement dated as of November 29, 2011 and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendment to Credit Agreement. From and after the Amendment Effective Date (as hereinafter defined), the Credit Agreement is amended to read in the form of the Credit Agreement attached hereto as Exhibit A to this Amendment (the “Amended Credit Agreement”).

1.2 Amendment to Schedules and Exhibits. Those certain Schedules and Exhibits attached as Exhibit B to this Amendment shall replace the corresponding Schedules and Exhibits to the Credit Agreement. All other Schedules and Exhibits to the Credit Agreement shall not be modified or otherwise affected.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendments. The Administrative Agent shall have received (i) a copy of this Amendment duly executed by each of the Credit Parties, the Lenders and the Administrative Agent and (ii) a copy of the amendment to the Letter of Credit Facility Agreement duly executed by each of the parties thereto.

(b) Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(c) Fees and Expenses. The Administrative Agent shall have received from the Borrower such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby (including, without limitation, the fees and expenses referred to in the Engagement Letter dated as of April 14, 2013 by and among the Borrower, the Administrative Agent and Wells Fargo Securities, LLC) and King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(d) Legal Opinion. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Amendment Effective Date and addressed to the Administrative Agent and the Lenders which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e) Corporate Documents. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, an officer’s certificate (i) certifying that the articles of incorporation or other organizational documents, as applicable, of each Credit Party that were delivered on the Closing Date or the date on which any Credit Party was joined as a Guarantor pursuant to a Joinder Agreement (the “Joinder Date”) remain true and complete as of the Amendment Effective Date (or certified updates as applicable), (ii) certifying that the bylaws, operating agreements or partnership agreements of each Credit Party that were delivered on the Closing Date or Joinder Date remain true and correct and in force and effect as of the Amendment Effective Date (or certified updates as applicable), (iii) attaching copies of the resolutions of the board of directors of each Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, and certifying such resolutions to be true and correct and in force and effect as of the Amendment Effective Date, (iv) attaching, to the extent available on the Amendment Effective Date, certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and (v) certifying that each officer listed in the incumbency certification contained in each Credit Party’s Secretary’s Certificate, delivered on the Closing Date or Joinder Date remains a duly elected and qualified officer of such Credit Party and such officer remains duly authorized to execute and deliver on behalf of such Credit Party the Amendment or attaching a new incumbency certificate for each officer signing this Amendment.

(f) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Promptly upon satisfaction of the aforesaid closing conditions, the Administrative Agent shall notify the parties hereto that this Amendment has become effective as of the Amendment Effective Date.

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ARTICLE III

REALLOCATION OF REVOLVING COMMITMENTS AND TERM LOANS

(a) The Administrative Agent, the Lenders and the Borrower agree that the Revolving Commitment of each of the Lenders immediately prior to the effectiveness of this Amendment shall be reallocated among the Lenders such that, immediately after the effectiveness of this Amendment in accordance with its terms, the Revolving Commitment of each Lender shall be as set forth on Schedule 2.1(a) attached hereto. In order to effect such reallocations, assignments shall be deemed to be made among the Lenders in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by the applicable Assignment and Assumptions (but without the payment of any related assignment fee), and no other documents or instruments shall be required to be executed in connection with such assignments (all of which such requirements are hereby waived).

(b) The Administrative Agent, the Lenders and the Borrower agree that the outstanding Term Loans of each of the Lenders immediately prior to the effectiveness of this Amendment shall be reallocated among the Lenders such that, immediately after the effectiveness of this Amendment in accordance with its terms, the outstanding Term Loans of each Lender shall be based on the Term Loan Commitment Percentages as set forth on Schedule 2.1(a) attached hereto. In order to effect such reallocations, assignments shall be deemed to be made among the Lenders in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by the applicable Assignment and Assumptions (but without the payment of any related assignment fee), and no other documents or instruments shall be required to be executed in connection with such assignments (all of which such requirements are hereby waived). Further, to effect the foregoing, each Lender agrees to make cash settlements, through the Administrative Agent, on the Amendment Effective Date in respect of the outstanding Term Loans in accordance with the provisions of this clause (b).

(c) For the avoidance of doubt, it is understood and agreed that JPMorgan Chase Bank, N.A. shall cease to be a Lender under the Amended Credit Agreement as of the Amendment Effective Date after giving effect to the reallocations set forth in this Article III and the repayment of the Obligations in connection therewith.

ARTICLE IV

MISCELLANEOUS

4.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

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(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Amended Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Obligations of the Credit Parties are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Amended Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations of the Credit Parties.

4.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Amended Credit Agreement.

4.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is reasonably necessary to carry out the intent of this Amendment.

4.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

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4.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

4.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.12 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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CASH AMERICA INTERNATIONAL, INC.

AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	CASH AMERICA INTERNATIONAL, INC., a Texas corporation

	By:	/s/ Austin D. Nettle
		Name:	Austin D. Nettle
		Title:	Vice President and Assistant Treasurer

GUARANTORS:	ENOVA INTERNATIONAL, INC.

	By:	/s/ Austin D. Nettle
		Name:	Austin D. Nettle
		Title:	Vice President and Assistant Treasurer

CASH AMERICA MANAGEMENT L.P. CASH AMERICA PAWN L.P.

	By:	Cash America Holding, Inc.
The General Partner of each of the foregoing entities

		By:	/s/ Austin D. Nettle
			Name:	Austin D. Nettle
			Title:	Vice President and Treasurer

OHIO NEIGHBORHOOD CREDIT SOLUTIONS, LLC

	By:	Ohio Neighborhood Finance, Inc.,
Its sole member

		By:	/s/ Austin D. Nettle
			Name:	Austin D. Nettle
			Title:	Vice President and Treasurer

CNU ONLINE HOLDINGS, LLC DEBIT PLUS, LLC BILLERS ACCEPTANCE GROUP DP LABOR HOLDINGS, LLC PF LABOR HOLDINGS, LLC

	By:	/s/ Austin D. Nettle
		Name:	Austin D. Nettle
		Title:	Vice President and Treasurer

BRONCO PAWN & GUN, INC.
CASH AMERICA ADVANCE, INC.
CASH AMERICA FINANCIAL SERVICES, INC.
CASH AMERICA FRANCHISING, INC.
CASH AMERICA GLOBAL FINANCING, INC.
CASH AMERICA GLOBAL SERVICES, INC.
CASH AMERICA HOLDING, INC.
CASH AMERICA, INC.
CASH AMERICA, INC. OF ALABAMA
CASH AMERICA, INC. OF ALASKA
CASH AMERICA, INC. OF COLORADO
CASH AMERICA, INC. OF ILLINOIS
CASH AMERICA, INC. OF INDIANA
CASH AMERICA, INC. OF KENTUCKY
CASH AMERICA, INC. OF LOUISIANA
CASH AMERICA OF MISSOURI, INC.
CASH AMERICA, INC. OF NEVADA
CASH AMERICA, INC. OF NORTH CAROLINA
CASH AMERICA, INC. OF OKLAHOMA
CASH AMERICA, INC. OF SOUTH CAROLINA
CASH AMERICA, INC. OF TENNESSEE
CASH AMERICA, INC. OF UTAH
CASH AMERICA, INC. OF VIRGINIA
CASH AMERICA INTERNET SALES, INC.
CASH AMERICA OF MEXICO, INC.
CASH AMERICA PAWN, INC. OF OHIO
CASHLAND FINANCIAL SERVICES, INC.
CNU DOLLARSDIRECT INC.
CNU DOLLARSDIRECT LENDING INC.
DOC HOLLIDAY’S PAWNBROKERS & JEWELLERS, INC.
ENOVA ONLINE SERVICES, INC.
EXPRESS CASH INTERNATIONAL CORPORATION
FLORIDA CASH AMERICA, INC.
GAMECOCK PAWN & GUN, INC.
GEORGIA CASH AMERICA, INC.
HORNET PAWN & GUN, INC.
LONGHORN PAWN AND GUN, INC.
MOBILE LEASING GROUP, INC.
MR. PAYROLL CORPORATION
OHIO NEIGHBORHOOD FINANCE, INC.
RATI HOLDING, INC.
TIGER PAWN & GUN, INC.
UPTOWN CITY PAWNERS, INC.
VINCENT’S JEWELERS AND LOAN, INC.

By:	/s/ Austin D. Nettle
Name:	Austin D. Nettle
Title:	Vice President and Treasurer

CNU OF ALABAMA, LLC
CNU OF ALASKA, LLC
CNU OF ARIZONA, LLC
CNU OF CALIFORNIA, LLC
CNU OF COLORADO, LLC
CNU OF DELAWARE, LLC
CNU OF FLORIDA, LLC
CASHNETUSA OF FLORIDA, LLC
CNU OF HAWAII, LLC
CNU OF IDAHO, LLC
CNU OF ILLINOIS, LLC
CNU OF INDIANA, LLC
CNU OF KANSAS, LLC
CNU OF LOUISIANA, LLC
CNU OF MAINE, LLC
CASHNET CSO OF MARYLAND, LLC
CNU OF MICHIGAN, LLC
CNU OF MINNESOTA, LLC
CNU OF MISSISSIPPI, LLC
CNU OF MISSOURI, LLC
CNU OF MONTANA, LLC
CNU OF NEVADA, LLC
CNU OF NEW HAMPSHIRE, LLC
CNU OF NEW MEXICO, LLC
CNU OF NORTH DAKOTA, LLC
CNU OF OHIO, LLC
OHIO CONSUMER FINANCIAL SOLUTIONS, LLC
CNU OF OKLAHOMA, LLC
CNU OF OREGON, LLC
CNU OF RHODE ISLAND, LLC
CNU OF SOUTH CAROLINA, LLC
CNU OF SOUTH DAKOTA, LLC
CNU OF TENNESSEE, LLC
CNU OF TEXAS, LLC
CNU OF UTAH, LLC
CNU OF VIRGINIA, LLC
CNU OF WASHINGTON, LLC
CNU OF WISCONSIN, LLC
CNU OF WYOMING, LLC
DOLLARSDIRECT, LLC
CASHEURONET UK, LLC
EURONETCASH, LLC
ENOVA BRAZIL, LLC

By:	CNU Online Holdings, LLC,
The sole member of each of the foregoing entities

By:	/s/ Austin D. Nettle
Name:	Austin D. Nettle
Title:	Vice President and Treasurer

CNU TECHNOLOGIES OF ALABAMA, LLC
CNU TECHNOLOGIES OF ARIZONA, LLC
CNU TECHNOLOGIES OF CALIFORNIA, LLC
CNU TECHNOLOGIES OF IOWA, LLC
CNU TECHNOLOGIES OF NEW MEXICO, LLC
CNU TECHNOLOGIES OF SOUTH CAROLINA, LLC
CNU TECHNOLOGIES OF WISCONSIN, LLC
TRAFFICGEN, LLC
AEL NET MARKETING, LLC
AEL NET OF ILLINOIS, LLC
AEL NET OF MISSOURI, LLC
NC FINANCIAL SOLUTIONS, LLC

By:	CNU Online Holdings, LLC,
The sole member of each of the foregoing entities

	By:	/s/ Austin D. Nettle
		Name:	Austin D. Nettle
		Title:	Vice President and Treasurer

NC FINANCIAL SOLUTIONS OF ALABAMA, LLC
NC FINANCIAL SOLUTIONS OF ARIZONA, LLC
NC FINANCIAL SOLUTIONS OF CALIFORNIA, LLC
NC FINANCIAL SOLUTIONS OF COLORADO, LLC
NC FINANCIAL SOLUTIONS OF DELAWARE, LLC
NC FINANCIAL SOLUTIONS OF GEORGIA, LLC
NC FINANCIAL SOLUTIONS OF IDAHO, LLC
NC FINANCIAL SOLUTIONS OF ILLINOIS, LLC
NC FINANCIAL SOLUTIONS OF KANSAS, LLC
NC FINANCIAL SOLUTIONS OF MARYLAND, LLC
NC FINANCIAL SOLUTIONS OF MISSISSIPPI, LLC
NC FINANCIAL SOLUTIONS OF MISSOURI, LLC
NC FINANCIAL SOLUTIONS OF NEVADA, LLC
NC FINANCIAL SOLUTIONS OF NEW MEXICO, LLC
NC FINANCIAL SOLUTIONS OF NORTH DAKOTA, LLC
NC FINANCIAL SOLUTIONS OF OHIO, LLC
NC FINANCIAL SOLUTIONS OF SOUTH CAROLINA, LLC
NC FINANCIAL SOLUTIONS OF SOUTH DAKOTA, LLC
NC FINANCIAL SOLUTIONS OF TENNESSEE, LLC
NC FINANCIAL SOLUTIONS OF TEXAS, LLC
NC FINANCIAL SOLUTIONS OF UTAH, LLC
NC FINANCIAL SOLUTIONS OF VIRGINIA, LLC
NC FINANCIAL SOLUTIONS OF WISCONSIN, LLC

By:	NC Financial Solutions, LLC
The sole member of each of the foregoing entities

By:	/s/ Austin D. Nettle
Name:	Austin D. Nettle
Title:	Vice President and Treasurer

CASHNETUSA CO LLC
CASHNETUSA OR LLC
THE CHECK GIANT NM LLC

By:	CNU of New Mexico, LLC,
Manager of each of the foregoing entities

	By:	CNU Online Holdings, LLC
Its sole member

		By:	/s/ Austin D. Nettle
			Name:	Austin D. Nettle
			Title:	Vice President and Treasurer

DEBIT PLUS TECHNOLOGIES, LLC
DEBIT PLUS SERVICES, LLC
DEBIT PLUS PAYMENT SOLUTIONS, LLC

By:	Debit Plus, LLC,
The sole member of each of the foregoing entities

	By:	/s/ Austin D. Nettle
		Name:	Austin D. Nettle
		Title:	Vice President and Treasurer

STRATEGIC RECEIVABLE MANAGEMENT SOLUTIONS, LLC

By:	/s/ J/ Curtis Linscott
	Name:	J. Curtis Linscott
	Title:	Manager

ENOVA FINANCIAL HOLDINGS, LLC

By:	/s/ Austin D. Nettle
	Name:	Austin D. Nettle
	Title:	Vice President and Treasurer

CAMEX HOLDING, LLC

By:	Cash America of Mexico, Inc.,
Its sole member

	By:	/s/ Austin D. Nettle
		Name:	Austin D. Nettle
		Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

	By:	/s/ Jeffrey D. Bundy
	Name:	Jeffrey D. Bundy
	Title:	Vice President

LENDERS:	First Tennessee Bank, NA,
as a Lender

	By:	/s/ David J. Ward
	Name:	David J. Ward
	Title:	Senior Vice President

LENDERS:	KEYBANK NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ David A. Wild
	Name:	David A. Wild
	Title:	Senior Vice President

LENDERS:	TEXAS CAPITAL BANK, NA,
as a Lender

	By:	/s/ Barry Kromann
	Name:	Barry Kromann
	Title:	Executive Vice President

LENDERS:	U.S. Bank, National Association
as a Lender

	By:	/s/ Patrick McGraw
	Name:	Patrick McGraw
	Title:	Senior Vice President

LENDERS:	BOKF n.a. dba Bank of Texas
as a Lender

	By:	/s/ Mattson Uihlein
	Name:	Mattson Uihlein
	Title:	Officer

LENDERS:	AMEGY BANK NATIONAL ASSOCIATION
as a Lender

	By:	/s/ Daniel L. Cox
	Name:	Daniel L. Cox
	Title:	Senior Vice President

EXHIBIT A

Amended Credit Agreement

$330,000,000

CREDIT AGREEMENT

among

CASH AMERICA INTERNATIONAL, INC.,

as Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

KEYBANK NATIONAL ASSOCIATION,

as Documentation Agent

Dated as of March 30, 2011

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Lead Bookrunner

As amended by the First Amendment dated as of November 29, 2011,

the Second Amendment dated as of November 29, 2011 and

the Third Amendment dated as of May 10, 2013

Prepared by:

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Schedules

Schedule 1.1	Subsidiaries Groups
Schedule 2.1(a)	Commitments
Schedule 6.1	Existing Liens
Schedule 6.2(k)	Existing Indebtedness

Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 1.1(e)	Form of Notice of Conversion/Extension
Exhibit 1.1(f)	Form of Bank Product Provider Notice
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Loan Note
Exhibit 2.2(d)	Form of Term Loan Note
Exhibit 2.4(d)	Form of Swingline Loan Note
Exhibit 4.1(b)	Form of Officer’s Certificate
Exhibit 4.1(g)	Form of Solvency Certificate
Exhibit 4.1(p)	Form of Financial Condition Certificate
Exhibit 5.2(a)	Form of Compliance Certificate

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THIS CREDIT AGREEMENT, dated as of March 30, 2011, is by and among CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to $330,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a).

“Acquisition” shall mean the acquisition by any Person of (a) a majority of the Capital Stock of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Acquisition Consideration” shall mean the consideration given by any Credit Party or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, Property (including Redeemable Stock) or services given, plus (b) consideration paid with proceeds of Indebtedness permitted pursuant to this Agreement, plus (c) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by any Credit Party or any of its Subsidiaries.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by executing a Joinder Agreement in accordance with Section 5.15.

“Additional Secured Senior Debt” shall mean any Indebtedness of the Credit Parties (other than Subordinated Debt) incurred or issued after the Closing Date (or, in the case of Assumed Indebtedness, incurred or issued prior to or after the Closing Date and assumed by a Credit Party after the Closing Date), including purchase money Indebtedness, Capital Leases, Assumed Indebtedness, and other Indebtedness, which is secured by a Lien.

“Additional Unsecured Senior Debt” shall mean any Indebtedness of the Credit Parties (other than Subordinated Debt) incurred or issued after the Closing Date (or, in the case of Assumed Indebtedness, incurred or issued prior to or after the Closing Date and assumed by a Credit Party after the Closing Date), including Assumed Indebtedness and other Indebtedness which (a) is not secured, directly or indirectly, or in whole or in part, by a Lien, and (b) does not contain any More Restrictive Covenants.

“Adjusted EBITDA” shall mean, with respect to any period, EBITDA for such period adjusted to (a) exclude any non-cash gain or loss recognized on the income statement from derivative and currency value fluctuations during such period, and (b) upon the acquisition of any assets or Persons permitted by Section 6.3 hereof which generate EBITDA (whether positive or negative) or the disposition of any assets or Persons permitted by Section 6.5 hereof which prior to such disposition generated EBITDA (whether positive or negative), include the actual trailing 12 month EBITDA of the acquired assets or Person, or exclude the actual trailing 12 month EBITDA of the disposed assets or Person, as the case may be, with adjustments as provided in Article 11, Regulation S-X of the Securities Act of 1933 during such period.

“Adjusted Funded Debt” shall mean, as of any date of determination, the sum of (a) Funded Debt as of such date, minus (b) unrestricted Cash on Hand as of such date.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in San Francisco, California as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Order” shall mean that certain Executive Order 13224 signed into law on September 23, 2001.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans and Multicurrency Revolving Loans that are Alternate Base Rate Loans or Canadian Prime Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate Margin”, (b) Revolving Loans and Multicurrency Revolving Loans that are LIBOR Rate Loans, BBR Rate Loans or Offshore Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “LIBOR Margin”, (c) that portion of the Term Loan comprised of Alternate Base Rate Loans shall be the percentage set forth under the column “Term Loan” and “Base Rate Margin”, (d) that portion of the Term Loan comprised of LIBOR Rate Loans shall be the percentage set forth under the column “Term Loan” and “LIBOR Margin”, and (e) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin
	Leverage Ratio	LIBOR Margin		Base Rate Margin		Commitment Fee
Level		Revolving Loans	Term Loan	Revolving Loans	Term Loan
I	Less than 1.00 to 1.00	2.000%	3.500%	0.500%	2.000%	0.250%

II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1	2.500%	3.500%	1.000%	2.000%	0.375%
III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.750%	3.500%	1.250%	2.000%	0.375%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	3.000%	3.500%	1.500%	2.000%	0.500%
V	Greater than or equal to 2.50 to 1.00	3.250%	3.500%	1.750%	2.000%	0.500%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level V until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Leverage Ratio. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.8 and 7.1.

“Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Time” means, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assets” shall mean, as of any date of determination, the assets which would be reflected on a balance sheet of the Borrower and its Subsidiaries on a Consolidated basis prepared as of such date in accordance with GAAP.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.

“Assumed Indebtedness” shall mean Indebtedness assumed by the Credit Parties and/or their Subsidiaries, or owed by an acquired Subsidiary, in connection with the Acquisitions permitted pursuant to Section 6.3(f).

“Attributable Indebtedness” shall mean, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010 and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year of the Borrower.

“Australian Dollar” shall mean the lawful currency of Australia.

“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management

Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Obligations” for purposes of a distribution under Section 2.11(b), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Company or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 9.1, shall not be included as “Obligations” for purposes of a distribution under Section 2.11(b).

“Bank Product Amount” shall have the meaning set forth in the definition of Bank Product.

“Bank Product Debt” shall mean the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit 1.1(f).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“BBR Rate” shall mean (a) the average bid rate (the “BBR Screen Rate”) displayed at or about 10:30 a.m. (Sydney time) two Business Days prior to the commencement of such Interest Period on the Reuters BBSY page for a term equivalent to the Interest Period; or (b) to the extent the BBR Screen Rate is not displayed for a term equivalent to such Interest Period or the basis on which the BBR Screen Rate is displayed is changed and in the commercially reasonable opinion of the Administrative Agent it ceases to reflect the Multicurrency Revolving Fronting Lender’s cost of funding to the same extent as at the Third Amendment Effective Date, then the BBR Rate will be the rate determined by the Administrative Agent in good faith and notified by it to the Borrower to be the average of the buying rates quoted to the Administrative Agent by three (3) Australian leading reference banks in the offshore interbank market for Australian Dollars at or about that time on that date. The buying rates must be for bills of exchange accepted by a leading Australian bank and which have a term equivalent to the Interest Period. If there are no buying rates, the rate for the Multicurrency Revolving Fronting Lender will be the rate determined by the Multicurrency Revolving Fronting Lender in good faith and notified by such Multicurrency Revolving Fronting Lender to the Administrative Agent as the Multicurrency Revolving Fronting Lender’s cost of funding the relevant Loan for that period.

“BBR Rate Loan” shall mean any Loan in Australian Dollars bearing interest at a rate determined by reference to the BBR Rate.

“BBR Screen Rate” shall have the meaning specified in the definition of BBR Rate.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Brady Act” shall mean the Brady Handgun Violence Prevention Act § 102(s)(1), 18 U.S.C.A. § 922(s)(1).

“British Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, New York, New York or San Francisco, California are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market and (b) with respect to any Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of the applicable Foreign Currency.

“Canadian Dollar” shall mean the lawful currency of Canada.

“Canadian Prime Rate” shall mean, for any day, the rate per annum equal to the rate publicly announced from time to time by the Administrative Agent as its “prime rate” for loans in Canadian Dollars (the “prime rate” being a rate set by the Administrative Agent based upon various factors including costs and desired return of the Administrative Agent, general economic conditions and other factors, and used as a reference point for pricing some loans in Canadian Dollars in Canada made at its “prime rate”, which may be priced at, above or below such announced rate); provided that in the event that the Administrative Agent does not publicly announce a “prime rate”, such rate shall be the average “prime rate” publicly announced by three (3) Schedule I chartered banks in Canada selected by the Administrative Agent. Any change in the “prime rate” announced by the Administrative Agent (acting through its Canadian branch or an Affiliate) shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Canadian Prime Rate hereunder shall be adjusted simultaneously with any change in the Canadian Prime Rate.

“Canadian Prime Rate Loan” means any Loan made in Canadian Dollars and bearing interest based on the Canadian Prime Rate.

“Capital Lease” shall mean, as of any date of determination, any lease of Property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date, in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease, including without limitation, any lease under which (a) such lessee has or will have an option to purchase the Property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such Property as of the date such lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the Property leased thereunder.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest in any Person that is a partnership, and each class of membership interest in any Person that is a limited liability company, and any right to subscribe for or otherwise acquire any such equity interests.

“Cash Management Services” shall mean any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Cash on Hand” shall mean, as of any date of determination, the amount equal to the amount of cash and cash equivalents, determined in accordance with GAAP, as it appears on the consolidated balance sheet of the Borrower and the Consolidated Subsidiaries, in each case as of such date of determination.

“CFPB” shall mean the Consumer Financial Protection Bureau or any successor thereto.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean with respect to any Person, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean the Revolving Commitments, the Multicurrency Revolving Commitment, the Term Loan Commitments and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean with respect to Revolving Loans, Multicurrency Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time (and without duplication), the aggregate principal amount at such time of its outstanding Loans and Participation Interests at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 430 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit 5.2(a).

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Subsidiaries” shall mean, all Subsidiaries of the Borrower which are included in the Consolidated financial statements of the Borrower.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement and all other material agreements, documents, certificates and instruments required to be delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Bank Product).

“Credit Party” shall mean any of the Borrower or the Guarantors.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the U.S. or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Obligations, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum, (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (iii) for BBR Rate Loans, (A) the BBR Rate plus (B) the Applicable Margin applicable to BBR Rate Loans plus (C) 2.00% per annum, (iv) for Canadian Prime Rate Loans, (A) the Canadian Prime Rate plus (B) the Applicable Margin applicable to Canadian Prime Rate Loans plus (C) 2.00% per annum and (v) for Offshore Rate Loans, (A) the Offshore Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 2.00% per annum and (b) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Margin applicable to Alternate Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” shall mean, subject to Section 2.21(b) any Lender that, as determined by the Administrative Agent (with notice to the Borrower of such determination), (a)has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Swingline Loans or Multicurrency Revolving Loans, within three

Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, except in connection with a good faith dispute, under other agreements in which it commits to extend credit, (c) has failed within three Business Days after request by the Administrative Agent or Borrower, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” shall mean the sale, transfer, license or other disposition (including any sale and leaseback transaction, but excluding a Dividend) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividends” in respect of any Person, shall mean (a) cash distributions or any other distributions of Property, or otherwise, on, or in respect of, any class of Capital Stock of such Person (other than dividends or distributions payable solely in common stock of such Person, or options, warrants or other rights to purchase common stock of such Person), and (b) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such Capital Stock (specifically including, without limitation, a Treasury Stock Purchase, but excluding purchases under employee benefit plans), unless such Capital Stock shall be redeemed or acquired solely through the exchange of such Capital Stock with Capital Stock of the same class or options or warrants to purchase such Capital Stock.

“Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount, and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the U.S.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the U.S. or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” shall mean, with respect to any period, (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining Net Income for such period, (i) Interest Expense for such period, (ii) federal, state, local and foreign income and franchise taxes of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expenses of the Borrower and its Subsidiaries for such period and other non-cash charges of the Borrower and its Subsidiaries, and (iv) any extraordinary non-cash losses of the Borrower and its Subsidiaries for such period, minus (c) without duplication and to the extent included in determining Net Income for such period, any extraordinary gains and extraordinary non-cash credits of the Borrower and its Subsidiaries for such period.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Multicurrency Revolving Fronting Lender and the Swingline Lender and (iii) unless an Event of Default has occurred and is continuing and so long as the primary syndication of the Loans has been completed as determined by Wells Fargo, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries, (B) any Person holding Subordinated Debt of the Credit Parties or any of such Person’s Affiliates or (C) any Defaulting Lender (or any of their Affiliates).

“EMU” shall mean the Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Enova Disposition” shall mean, collectively, the sale by the Borrower of a portion of the outstanding Capital Stock of Enova held by the Borrower and/or the issuance and sale by Enova of Capital Stock of Enova, in each case in connection with an initial public offering of Capital Stock of Enova registered under the Securities Act of 1933, as amended, with the effect that Enova and Enova’s Subsidiaries shall not be Subsidiaries of the Borrower following the consummation of such initial public offering.

“Enova Disposition Documents” shall mean, collectively, (a) the Separation Agreement, (b) the Transition Services Agreement, (c) the Registration Rights Agreement, (d) the Tax Sharing Agreement, (e) the Employee Matters Agreement, (f) the Credit Underwriting Agreement and (g) the Marketing and Customer Referral Agreement, in each case as described in the preliminary prospectus contained in the applicable Registration Statement filed by Enova with the Securities and Exchange Commission in connection with the initial public offering of Capital Stock of Enova.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding, non-appealable requirements of any Governmental Authority or other requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) except as could not reasonably be expected to have a Material Adverse Effect, the imposition of any liability under Title IV of ERISA with respect to a Plan, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) any Other Connection Taxes, (b) any withholding Tax imposed by a law in effect at the time a Foreign Lender (other than an assignee under Section 2.19) becomes a party hereto (or designates a new lending office), with respect to any payment made by or on account of any obligation of the Borrower to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of the assignment (or designation of a new lending office), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.16(a), (c) Taxes attributable to a Foreign Lender’s failure to comply with Section 2.16(f), (d) any withholding Tax imposed on any payment of fees pursuant to Section 2.5, (e) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 and/or (f) any Net Income Taxes.

“Extension of Credit” shall mean, as to any Lender, the making or extension of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Swingline Loan or a Multicurrency Revolving Loan by such Lender.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations with respect thereto or official interpretations thereof.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean (a) the letter agreement dated February 1, 2011, addressed to the Borrower from Wells Fargo and WFS and (b) the letter agreement dated April 14, 2013, addressed to the Borrower from Wells Fargo and WFS, in each case as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum of (i) Adjusted EBITDA plus (ii) cash payments for rent and lease expense, in each case for the period of four consecutive fiscal quarters ending on such date to (b) the sum of (i) Interest Expense, plus (ii) all scheduled payments on Funded Debt (specifically excluding any unscheduled mandatory prepayments and any optional prepayments on Funded Debt), plus (iii) without duplication, cash payments for rent and lease expense, in each case for the four consecutive fiscal quarters ending on such date.

“Foreign Acquisition” shall mean any Acquisition by any Credit Party or any Subsidiary of assets or entities which are located or organized outside the United States pursuant to Section 6.3(f).

“Foreign Currency” shall mean (a) Euros, (b) British Pounds Sterling, (c) Canadian Dollars, (d) Australian Dollars, (e) Mexican Pesos, and (f) any other foreign currency requested by the Borrower and approved by the Administrative Agent which is freely transferable and freely convertible into Dollars and in which dealings are carried on in the European interbank market.

“Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Loan” shall mean any Loan denominated in a Foreign Currency.

“Foreign Currency Reserve” shall mean, at any time, the Dollar Amount equal to 3% of the aggregate amount of the Foreign Currency Loans outstanding at such time.

“Foreign Intercompany Loans” shall mean intercompany loans and advances by the Borrower or any Domestic Subsidiary to a Foreign Subsidiary.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the U.S. or any state or commonwealth thereof or the District of Columbia.

“Foreign Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the U.S., which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Third-Party Loans” shall mean loans and advances to a Foreign Subsidiary by any party other than the Borrower or a Domestic Subsidiary, which loans and advances shall either be unsecured or secured only by assets of such Foreign Subsidiary.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Swingline Lender or Multicurrency Revolving Fronting Lender, such Defaulting Lender’s Applicable Percentage of (a) outstanding Swingline Loans made by such Swingline Lender and (b) outstanding Multicurrency Revolving Loans made by such Multicurrency Revolving Fronting Lender, other than Swingline Loans or Multicurrency Revolving Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, as to the Borrower and its Subsidiaries on a Consolidated basis at a particular time, all of the following (without duplication):

(a) all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) obligations in respect of earnout or similar payments immediately due and payable in cash or which may be payable in cash at the seller’s or obligee’s option and to the extent the same appears on the Borrower’s Consolidated balance sheet;

(c) obligations, other than obligations consisting of rental payments under leases of real restate, in respect of Capital Leases and Synthetic Lease Obligations;

(d) any Receivables Facility Attributed Indebtedness; and

(e) obligations in respect of any Redeemable Stock.

“GAAP” shall mean generally accepted accounting principles in effect in the U.S. (or, in the case of Foreign Subsidiaries with significant operations outside the U.S., generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 6.18 to the provisions of Section 1.3.

“Governmental Authority” shall mean the government of the U.S. or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the CFPB and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean the Domestic Subsidiaries of the Borrower as are, or may from time to time become, parties to this Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness (or portion thereof) in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Immaterial Subsidiary” shall mean a Subsidiary that (a) owns assets having a fair market value not to exceed $100,000 and (b) has annual revenues not to exceed $100,000.

“Impacted Lender” shall mean, subject to Section 2.21(b) any Lender that, as determined by the Administrative Agent (with notice to the Borrower of such determination), has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be an Impacted Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Incremental Increase Amount” shall have the meaning set forth in Section 2.20.

“Indebtedness” shall mean, as to any Person at a particular time, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any Hedging Agreement in an amount equal to (i) if such Hedging Agreement has been closed out, the unpaid Termination Value thereof, or (ii) if such Hedging Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Hedging Agreement;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of Property or services, and Indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(e) accrued obligations in respect of earnout or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option;

(f) Capital Lease and Synthetic Lease Obligations;

(g) any Redeemable Stock of such Person;

(h) any Receivables Facility Attributed Indebtedness; and

(i) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions reasonably acceptable to the Required Lenders. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin”.

“Interest Expense” shall mean, with respect to any period, interest expense, whether paid or accrued (including the interest component of Capital Leases), of the Borrower and its Subsidiaries, all as determined in conformity with GAAP, as it appears on the Consolidated income statement of the Borrower and its Consolidated Subsidiaries as of such date of determination.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, Canadian Prime Rate Loan or Offshore Rate Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan or BBR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan or BBR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan or BBR Rate Loan,

(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan or BBR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan or BBR Rate Loan and ending one week or one, two, three or six months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Rate Loan or BBR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a LIBOR Rate Loan or BBR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan or BBR Rate Loan;

(iv) no Interest Period in respect of any Loan shall extend beyond the Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(v) no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition (whether for cash, Property, services, assumption of Indebtedness, securities or otherwise) of Capital Stock, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any advance, loan or other extension of credit to, any Person or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.15.

“Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, federal, state and local statutes (including, without limitation, (i) anti-money laundering laws, (ii) the provisions of the Texas Pawnshop Act (Chapter 371 of the Texas Finance Code), (iii) the provisions of the Brady Act, and (iv) the consumer loan provisions of the Texas Finance Code), treaties, rules, legally binding final guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable legally binding, non-appealable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law, but excluding any of the foregoing which are suggestive or discretionary and not mandatory); in each case to the extent applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Lender” shall mean any of the several banks and other financial institutions as are, or may from time to time become, parties to this Agreement; provided that notwithstanding the foregoing, “Lender” shall not include any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.

“Letter of Credit Facility Agreement” shall mean that certain letter of credit facility agreement dated as of the Closing Date between the Borrower and Wells Fargo in the aggregate principal amount of up to $20,000,000, as amended or modified from time to time.

“Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Adjusted Funded Debt on such date to (b) Adjusted EBITDA for the four (4) consecutive quarters ending on such date.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) appearing on, in the case of

Dollars, Reuters Screen LIBOR01 Page (or any successor page) and, in the case of a Foreign Currency, the appropriate page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency, as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as reasonably determined by the Administrative Agent in accordance with its customary practices, Dollars or the applicable Foreign Currency, as appropriate, in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by the Administrative Agent in accordance with the definition of “LIBOR”.

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the authorized filing of any UCC financing statement).

“Loan” shall mean a Revolving Loan, a Multicurrency Revolving Loan, the Term Loan and/or a Swingline Loan, as appropriate.

“Mandatory Multicurrency Revolving Borrowing” shall have the meaning set forth in Section 2.1(B)(c).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” shall mean any act or circumstance or event which (a) is material and adverse to the consolidated financial condition or business operations of the

Borrower and its Subsidiaries and which could reasonably be expected to result in a Default or an Event of Default, (b) in any manner whatsoever materially and adversely affects the validity or enforceability of any of the Credit Documents in a manner that impairs the ability of the Lenders to exercise their remedies under this Agreement or (c) materially impairs the ability of any Credit Parties or any of its Subsidiaries to perform its material obligations under any of the Credit Documents to which it is a party.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean March 31, 2018.

“Mexican Peso” shall mean the lawful currency of Mexico.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“More Restrictive Covenant” shall mean, with respect to any Additional Unsecured Senior Debt or Subordinated Debt having a principal amount in excess of $5,000,000, any negative covenant or similar restriction applicable to the Credit Parties or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant), the subject matter of which is similar to the covenants set forth in Article VI of this Agreement or related to definitions in Article I of this Agreement, but which contains one or more percentages, ratios, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained than to the Lenders hereunder.

“Multicurrency Revolving Commitment” shall mean the commitment of the Multicurrency Revolving Fronting Lender to make Multicurrency Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to an amount equal to the Multicurrency Revolving Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Multicurrency Revolving Loans as provided in Section 2.1(B)(c), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Multicurrency Revolving Committed Amount” shall have the meaning set forth in Section 2.1(B)(a).

“Multicurrency Revolving Exposure” shall mean, with respect to any Revolving Lender, an amount equal to the Applicable Percentage of such Revolving Lender multiplied by the principal amount of outstanding Multicurrency Revolving Loans.

“Multicurrency Revolving Fronting Lender” shall mean Wells Fargo and any successor multicurrency revolving fronting lender.

“Multicurrency Revolving Loans” shall have the meaning set forth in Section 2.1(B)(a).

“Multicurrency Revolving Loan Note” shall mean the promissory note of the Borrower in favor of the Multicurrency Revolving Fronting Lender evidencing the Multicurrency Revolving Loans provided pursuant to Section 2.1(B), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” shall mean any agreement, contract or other arrangement whereby the Borrower or any of its Subsidiaries is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring or suffering to exist, directly or indirectly, any Lien on any of its assets.

“Net Income” shall mean, with respect to any period, the net income or loss of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP; provided that there shall be excluded from such calculation the income or loss of any Person (other than a Subsidiary) of which the Borrower or any Subsidiary owns Capital Stock, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period.

“Net Income Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) any Taxes imposed on or measured by such recipient’s overall net income (however denominated), or any franchise Taxes imposed on such recipient in lieu of net income Taxes by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Net Proceeds” shall mean, with respect to the Disposition of any Asset (including Capital Stock) by or of any Person, the cash proceeds received by such Person in connection with such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction or to any asset that may be the subject thereof: (i) reasonable brokerage commissions, legal fees, finder’s fees, financial advisory fees, fees for solvency opinions, fairness opinions, accounting fees, underwriting fees, investment banking fees, survey, title insurance, appraisals, notaries and other similar expenses, reserves or escrows for indemnities (until no longer required) and fees and expenses, in each case, to the extent paid, payable or reimbursed by such Person; (ii) filing, recording or registration fees or charges or similar fees or charges paid by such Person; (iii) taxes paid or payable by such Person or any shareholder, partner or member of such Person to governmental taxing authorities as a result of such sale or other disposition (after taking into account any available tax credits or deductions or any tax sharing arrangements to the extent actually utilized); and (iv) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Obligations) that is secured by a Lien on or otherwise related or attributable to the stock or asset in question, to the extent required or permitted pursuant to the documentation evidencing such Indebtedness.

“Net Worth” shall mean, as of any date, the total shareholder’s equity (including Capital Stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on a balance sheet of the Borrower and its Subsidiaries on a Consolidated basis prepared as of such date in accordance with GAAP, but excluding all other comprehensive income or losses resulting from Foreign Currency translation adjustments or derivative value fluctuation.

“Non-Defaulting Lender’ shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Material Foreign Subsidiary” shall mean any Foreign Subsidiary of any Credit Party (a) whose assets comprise less than 5% of Consolidated Total Assets and (b) whose revenues comprise less than 5% of total revenues of the Borrower and its Consolidated Subsidiaries during any fiscal quarter.

“Note” or “Notes” shall mean the Revolving Loan Notes, the Multicurrency Revolving Loan Note, the Term Loan Notes and/or the Swingline Loan Note, collectively, separately or individually, as appropriate.

“Note Agreements” shall mean, collectively, (a) that certain Note Purchase Agreement dated December 19, 2006 among the Borrower and the “Purchasers” named therein, as amended to the date of this Agreement and such other further amendments not otherwise prohibited by Section 6.15 hereof; (b) that certain Purchase Agreement dated May 13, 2009 among the Borrower and the “Purchasers” named therein, as amended to the date of this Agreement and such other further amendments not otherwise prohibited by Section 6.15 hereof; (c) that certain Note Purchase Agreement dated January 28, 2010 among the Borrower and the “Purchasers” named therein, as amended to the date of this Agreement and such other further amendments not otherwise prohibited by Section 6.15 hereof and (d) that certain Note Purchase Agreement dated August 28, 2012 among the Borrower and the “Purchasers” named therein, as amended to the date of this Agreement and such other further amendments not otherwise prohibited by Section 6.15 hereof.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(A)(b)(i), a request for a Multicurrency Revolving Loan borrowing pursuant to Section 2.1(B)(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(d).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan or a BBR Rate Loan, in each case substantially in the form of Exhibit 1.1(e).

“Obligations” shall mean, collectively (and without duplication), all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders, the Bank Product Providers and

the Administrative Agent, whenever arising, under this Agreement, the Notes, any Bank Product or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offshore Rate” shall mean, with respect to Mexican Pesos, as determined by the Administrative Agent in accordance with its customary practices, the rate of interest per annum (rounded upwards to the next 1/16 of 1%) at which deposits in Mexican Pesos for delivery on the first day of any Interest Period in same day funds in the approximate amount of the Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to leading banks in the offshore interbank market for Mexican Pesos at their request at approximately 11:00 A.M. Eastern time, two (2) Business Days prior to the commencement of the applicable Interest Period.

“Offshore Rate Loan” shall mean Loans the rate of interest applicable to which is based on the Offshore Rate.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in (a) Swingline Loans as provided in Section 2.4(b) and (b) Multicurrency Revolving Loans as provided in Section 2.1(B)(c).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Liens” shall mean: (a) Liens (if any) granted in favor of the Administrative Agent (for the benefit of the Lenders) to secure payment of the Obligations and other Indebtedness of the Borrower specifically approved by each of the Lenders in writing; (b) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation), unemployment insurance, pensions or social security programs, other than any Lien imposed by ERISA; (c) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanics, warehousemen’s and other like Liens arising in the ordinary course of business, securing Indebtedness whose payment is not yet due and payable or if the same are being contested in good faith and as to which adequate reserves have been provided; (d) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or upon such Person’s income or profits or Property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate reserves have been provided; (e) good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations, deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges; (f) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real Property, any reservations, limitations, provisos and conditions with respect to real Property expressed in any grant from any Governmental Authority and title defects or irregularities which are of a minor nature, provided that such do not impair the use of such Property for the uses intended, and none of which in the aggregate is materially violated by existing or proposed structures or land use; (g) Liens securing Additional Secured Senior Debt, (h) Liens against Temporary Cash Investments, to the extent that such Liens secure short-term Indebtedness permitted under Section 6.2(i) hereof; (i) Liens arising by operation of law in connection with judgments being appealed to the extent such Liens would not otherwise result in an Event of Default under Section 7.1(g); (j) contractual or statutory landlord’s liens arising in the ordinary course of the Borrower’s or the Subsidiaries’ leasing activities; (k) Liens in favor of a Bank Product Provider in connection with a Bank Product; provided that such Liens shall secure the Obligations on a pari passu basis; (l) Liens in favor of the Administrative Agent, the Multicurrency Revolving Fronting Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder; (m) normal and customary rights of set-off of contractual parties and Liens of a collecting bank on checks, drafts or other items of payment payable to a Credit Party in the course of collection; (n) existing Liens shown on Schedule 6.1 and any renewals, extensions or refinancings thereof, provided that (i) the Property affected or covered by any such Lien is not changed, (ii) the amount secured or benefited by any such Lien is not increased and (iii) neither the direct nor any contingent obligor with respect to the amount secured or benefited thereby is changed; (o) any interest of title of (i) a lessor, lessee, sublessor or sublessee under any lease of real Property or (ii) a licensee or sublicensee with respect to any Property if and to the extent that such license or sublicense is permitted under this Agreement and the other Credit Documents; (p) licenses or sublicenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business of such Borrower or Subsidiary; (q) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; (r) Liens affecting the proceeds of insurance policies securing Indebtedness in respect of insurance premium financing for such insurance policies permitted pursuant to Section 6.2(t); (s) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its subsidiaries; (t) options, put and call arrangements, rights or first refusal and similar rights to Investments in joint ventures, partnerships or other similar investments permitted to be made under Section 6.3; (u) pledges or deposits made in the ordinary course of business in connection with any advance, loan or other extension of credit to a borrower of a Credit Party; (v) Liens affecting assets of Foreign Subsidiaries and securing Indebtedness permitted pursuant to Section 6.2(w); and (w) additional Liens not otherwise permitted by clauses (a)-(v) so long as the principal amount of Indebtedness and other obligations secured by this clause (w) does not exceed $1,000,000 in the aggregate.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Private Placement Notes” shall mean those certain senior notes issued pursuant to the Note Agreements.

“Property” shall mean any investment in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Portion” shall mean, as of any date of determination, an amount equal to the product of (a) the Net Proceeds being applied to the payment or prepayment of Senior Debt pursuant Sections 2.7(b)(ii) of this Agreement multiplied by (b) a fraction, the numerator of which is (x) with respect to an offer to prepay the Private Placement Notes or Additional Unsecured Senior Debt, the then aggregate outstanding principal amount of the Private Placement Notes or the aggregate outstanding principal amount of the Additional Unsecured Senior Debt and/or (y) with respect to a prepayment of the Loans, the then aggregate outstanding principal amount of the Loans and the denominator of which is the then aggregate outstanding principal amount of all Senior Debt.

“Receivables Facility Attributed Indebtedness” shall mean the amount of obligations outstanding under a receivables securitization facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction other than a purchase.

“Redeemable Stock” shall mean the portion of any Capital Stock of the Borrower or any of its Subsidiaries which prior to the Maturity Date is or may be (a) unilaterally redeemable (by sinking fund or similar payments or otherwise) upon the occurrence of certain events or otherwise; (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.

“Register” shall have the meaning set forth in Section 9.6(c).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which notice is waived under applicable PBGC regulations, taking into account any cure periods or extensions.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (a) the outstanding Revolving Commitments and Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation

Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments; provided, further, so long as there are only two (2) Lenders, that Required Lenders must include both Lenders.

“Responsible Officer” shall mean, for any Credit Party, the chief executive officer, the president, the chief financial officer, the senior vice president of finance or the vice president/treasurer of such Credit Party and any additional responsible officer that is designated as such to the Administrative Agent.

“Restricted Payment” shall mean, collectively, (a) Dividends, and (b) any payment or prepayment of principal, interest, premium or penalty on any Subordinated Debt or Additional Unsecured Senior Debt or any defeasance, redemption, purchase, repurchase or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt or Additional Unsecured Senior Debt (including, without limitation, the setting aside of assets or the deposit of funds therefor).

“Revaluation Date” shall mean each of the following: (a) each date a Loan denominated in a Foreign Currency is made pursuant to Section 2.1(B); (b) each date a Loan denominated in a Foreign Currency is continued pursuant to Section 2.7; (c) each date a Revolving Loan is made to reimburse a Swingline Loan (including a Mandatory Borrowing) or a Participation Interest is required to be purchased in an outstanding Swingline Loan pursuant to the terms of Section 2.4; (d) each date a Revolving Loan is made to reimburse a Multicurrency Revolving Loan (including a Mandatory Revolving Loan Borrowing) or a Participation Interest is required to be purchased in an outstanding Multicurrency Revolving Loan pursuant to the terms of Section 2.1(B)(c); (e) the last Business Day of each calendar month; and (f) such additional dates as the Administrative Agent or the Required Lenders shall specify.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a) or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(A)(a).

“Revolving Credit Outstandings” means the sum of, (a) with respect to Revolving Loans, Multicurrency Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Multicurrency Revolving Loans and Swingline Loans, as the case may be and (b) the Foreign Currency Reserve, in each case occurring on such date.

“Revolving Facility” shall have the meaning set forth in Section 2.1(A)(a).

“Revolving Facility Increase” shall have the meaning set forth in Section 2.20.

“Revolving Lenders” shall mean any Lender with a Revolving Commitment as indicated on Schedule 2.1(a).

“Revolving Loans” shall have the meaning set forth in Section 2.1(A)(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Second Amendment Effective Date” shall mean November 29, 2011.

“Senior Debt” shall mean a collective reference to (a) the obligations of the Credit Parties under the Private Placement Notes, the Additional Secured Senior Debt and the Additional Unsecured Senior Debt and (b) the Obligations hereunder.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Solvent” shall mean, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value on a going concern basis) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by Wells Fargo as the spot rate for the purchase by Wells Fargo of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made (provided that, if applicable, the basis for such quoted rate shall also be specified in connection with each such quotation).

“Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary which (a) is expressly (in writing) subordinated in right of payment to the prior payment in full of the Obligations, (b) does not contain any More Restrictive Covenants and (c) contains subordination and other terms reasonably acceptable to the Administrative Agent. It is understood and agreed that any Subordinated Debt of the Borrower or any Subsidiary that contains terms customary in the market at such time for similar issuances shall be acceptable to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligations” shall mean, with respect to any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Exposure” shall mean, with respect to any Revolving Lender, an amount equal to the Applicable Percentage of such Revolving Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Lender” shall mean Wells Fargo and any successor swingline lender.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Loan Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investment” shall mean any of the following investments: (a) investments in open market investment grade commercial paper (rated at least A-1 or P-1), maturing within one hundred eighty (180) days after acquisition thereof, (b) investments in marketable obligations, maturing within one hundred eighty (180) days after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America, (c) investments in money market funds that invest solely in the types of investments permitted under clauses (a) and (b) hereof, (d) investments in repurchase agreements of a domestic office of any of the Lenders which are fully secured by securities described in clause (b) hereof, (e) short-term investments in investment grade auction preferred stock, (f) certificates of deposit and time deposits (including Eurodollar deposits) maturing within one hundred eighty (180) days from the date of deposit thereof, with a domestic office of any of the Lenders or any bank which is a national bank organized under the laws of the United States of America and (i) having capital, surplus and undivided profits of at least $100,000,000 or (ii) so long as all such deposits are federally insured, and (g) investments, certificates of deposit and time deposits (including Eurodollar deposits) of the types described above (but without the grade classification required above) of or with a Lender.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Facility” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrower (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include any Lender).

“Third Amendment Effective Date” shall mean May 10, 2013.

“Threshold Amount” shall mean an amount equal to 10% of Consolidated Total Assets, measured as of the previous fiscal year end.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day, (b) BBR Rate Loans whose Interest Periods begin and end on the same day, (c) Alternate Base Rate Loans made on the same day, (d) Canadian Prime Rate Loans made on the same day and (e) Offshore Base Rate Loans made on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Treasury Stock Purchase” shall mean any purchase, redemption, retirement, cancellation, defeasance or other acquisition (including any sinking fund or similar deposit for such purpose) by the Borrower or any Subsidiary of its Capital Stock or any warrants, rights or options to acquire such Capital Stock.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan, BBR Rate Loan, Canadian Prime Rate Loan, Offshore Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“U.S.” shall mean the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f) and shall be in form and substance reasonably acceptable to the Administrative Agent.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with its successors and/or assigns.

“WFS” shall mean Wells Fargo Securities, LLC, together with its successors and assigns.

“Withholding Agent” shall mean a Credit Party, the Administrative Agent, or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, such Lender or any partnership for U.S. federal income tax purposes that is a direct or indirect (through a chain of entities treated as flow-through entities for U.S. federal income tax purposes) beneficial owner of such Lender, or any of their respective agents, that is required under applicable law to deduct or withhold any Tax from a payment by or on account of any obligation of any Credit Party under any Credit Document.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Borrower, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Financial Covenant Calculations. The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 6.18 and for purposes of determining the Applicable Margin, (i) after consummation of any Acquisitions permitted hereunder, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness of a target which is retired in connection with any Acquisitions permitted hereunder shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Disposition permitted by Section 6.5(e), (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the Property or Assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 1.4 Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5 Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

Section 1.6 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall reasonably determine the applicable Spot Rate as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Each such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as reasonably so determined by the Administrative Agent.

(b) Wherever in this Credit Agreement, in connection with any Extension of Credit, any conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency), as reasonably determined by the Administrative Agent.

(c) Determinations by the Administrative Agent pursuant to this Section 1.6 shall be conclusive absent manifest error.

Section 1.7 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a) Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents. Wherever in this Credit Agreement an amount, such as a minimum or maximum limitation on Indebtedness permitted to be incurred or Investments permitted to be made hereunder, is expressed in Dollars, it shall be deemed to refer to the Dollar Amount thereof.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

Section 2.1(A) Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time in an aggregate principal Dollar Amount of up to TWO HUNDRED EIGHTY MILLION DOLLARS ($280,000,000) (as such aggregate maximum amount may be increased from time to time as provided in Section 2.20 or reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal Dollar Amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Commitment Percentage of outstanding Multicurrency Revolving Loans plus such Lender’s Revolving Credit Commitment Percentage of the Foreign Currency Reserve shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the aggregate Revolving Credit Outstandings shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the second Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a

Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $2,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d) Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Exhibit 2.1(e)(i). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

Section 2.1(B) Multicurrency Revolving Loans.

(a) Multicurrency Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Multicurrency Revolving Fronting Lender, in its individual capacity, agrees, in reliance upon the agreements of the other Lenders set forth in this Section, to make Multicurrency Revolving Loans in Foreign Currencies as the Borrower may request from time to time in accordance with Section 2.1(B)(b) (“Multicurrency Revolving Loans”) to the Borrower from time to time; provided that (i) the aggregate principal Dollar Amount of Multicurrency Revolving Loans shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Multicurrency Revolving Committed Amount”) and (ii) the aggregate Revolving Credit Outstandings shall not exceed the Revolving Committed Amount then in effect. Multicurrency Revolving Loans in Foreign Currencies (other than Australian Dollars, Canadian Dollars and Mexican Pesos,) shall consist solely of LIBOR Rate Loans. Multicurrency Revolving Loans denominated in (i) Australian Dollars shall consist solely of BBR Rate Loans, (ii) Canadian Dollars shall consist solely of Canadian Prime Rate Loans and (iii) Mexican Pesos shall consist solely of Offshore Rate Loans. Foreign Currency Loans shall be made by the Multicurrency Revolving Fronting Lender at its LIBOR Lending Office.

(b) Multicurrency Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Multicurrency Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 10:00 A.M. (London, England time) five (5) Business Days prior to the date of the requested borrowing in the case of Multicurrency Revolving Loans denominated in Foreign Currencies. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Multicurrency Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) the applicable

Foreign Currency in which such Multicurrency Revolving Loan is to be funded, (E) if the Multicurrency Revolving Loan is to be made in Canadian Dollars, that such borrowing shall be comprised solely of Canadian Prime Rate Loans, (F) if the Multicurrency Revolving Loan is to be made in Australian Dollars, that such borrowing shall be comprised solely of BBR Rate Loans, (G) if the Multicurrency Revolving Loan is to be made in Mexican Pesos, that such borrowing shall be comprised solely of Offshore Rate Loans and (H) if LIBOR Rate Loans or BBR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (x) an applicable Interest Period in the case of a LIBOR Rate Loan or BBR Rate Loans, then such notice shall be deemed to be a request for an Interest Period of one month or (y) the currency for such Loan, then such Loan shall be made in Euros. The Administrative Agent shall give notice to the Multicurrency Revolving Fronting Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(B)(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Multicurrency Revolving Loan shall be in a minimum aggregate Dollar Amount of $2,000,000 and in integral multiples of $500,000 (or the amount rounded to the nearest 10,000th unit of the applicable Foreign Currency) in excess thereof (or the remaining amount of the Multicurrency Revolving Committed Amount, if less).

(iii) Advances. The Multicurrency Revolving Fronting Lender will make each Multicurrency Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, in the applicable Foreign Currency, in each case as requested by the Borrower in accordance with this Agreement, and in funds immediately available to the Administrative Agent, by the Applicable Time specified by the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Multicurrency Revolving Fronting Lender and in like funds as received by the Administrative Agent.

(c) Repayment. Subject to the terms of this Agreement, Multicurrency Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Multicurrency Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2. At any time (i) any Default or Event of Default has occurred and is continuing or (ii) the Multicurrency Revolving Fronting Lender reasonably determines that any specific Foreign Currency is no longer freely available, freely transferable or freely convertible into Dollars, the Multicurrency Revolving Fronting Lender may, in its

sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Multicurrency Revolving Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans denominated in Dollars in the Dollar Amount of the Multicurrency Revolving Loans outstanding as of such date; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Multicurrency Revolving Borrowing”). The Mandatory Multicurrency Revolving Borrowing shall be applied as repayment of the Borrower’s Multicurrency Revolving Loans outstanding as of the date of the Borrower’s deemed request. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Multicurrency Revolving Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Multicurrency Revolving Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(A)(b)(i), (5) the date of such Mandatory Multicurrency Revolving Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Multicurrency Revolving Borrowing or contemporaneously therewith. In the event that any Mandatory Multicurrency Revolving Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Multicurrency Revolving Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Multicurrency Revolving Fronting Lender such Participation Interest in the outstanding Multicurrency Revolving Loans as shall be necessary to cause each such Revolving Lender to share in such Multicurrency Revolving Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Multicurrency Revolving Loans shall be for the account of the Multicurrency Revolving Fronting Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Multicurrency Revolving Fronting Lender interest on the principal amount of such

Participation Interest purchased for each day from and including the day upon which the Mandatory Multicurrency Revolving Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Multicurrency Revolving Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Borrower shall have the right to repay the Multicurrency Revolving Loan in whole or in part from time to time in accordance with Section 2.7(a)

(d) Interest. Subject to the provisions of Section 2.8, Multicurrency Revolving Loans shall bear interest as follows:

(i) LIBOR Rate Loans. During such periods as Multicurrency Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

(ii) BBR Rate Loans. During such periods as Multicurrency Revolving Loans shall be comprised of BBR Rate Loans, each such BBR Rate Loan shall bear interest at a per annum rate equal to the sum of the BBR Rate plus the Applicable Margin.

(iii) Canadian Prime Rate Loans. During such periods as Multicurrency Revolving Loans shall be comprised of Canadian Prime Rate Loans, each such Canadian Prime Rate Loan shall bear interest at a per annum rate equal to the sum of the Canadian Prime Rate plus the Applicable Margin.

(iv) Offshore Rate Loans. During such periods as Multicurrency Revolving Loans shall be comprised of Offshore Rate Loans, each such Offshore Rate Loan shall bear interest at a per annum rate equal to the sum of the Offshore Rate plus the Applicable Margin.

Interest on Multicurrency Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Loan Notes; Covenant to Pay. The Borrower’s obligation to pay the Multicurrency Revolving Fronting Lender shall be evidenced by this Agreement and, upon such Multicurrency Revolving Fronting Lender’s request, by a duly executed promissory note of the Borrower to such Multicurrency Revolving Fronting Lender in substantially the form of Exhibit 2.1(e)(ii). The Borrower covenants and agrees to pay the Multicurrency Revolving Loans in accordance with the terms of this Agreement.

Section 2.1(C) Refinancing of Revolving Commitments. In connection with the Revolving Commitments being provided on the Third Amendment Effective Date, the Revolving Loans and Participation Interests outstanding on the Third Amendment Effective Date shall be refinanced with new Revolving Loans made by the Revolving Lenders on the Third Amendment Effective Date based on the Revolving Lenders Revolving Commitment Percentage. The Borrower shall be responsible for any costs arising under Section 2.15 hereof resulting from such refinancing.

Section 2.2 Term Loan.

(a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of FIFTY MILLION DOLLARS ($50,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “Term Loan Facility”). Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date; provided, however, that the Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in consecutive quarterly installments in the amounts and on the dates set forth below, commencing March 31, 2012 (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2:

Quarterly Amortization Payment Dates	Amortization
March 31, 2012	$2,083,333.33
June 30, 2012	$2,083,333.33
September 30, 2012	$2,083,333.33
December 31, 2012	$2,083,333.33
March 31, 2013	$2,083,333.33
June 30, 2013	$2,083,333.33
September 30, 2013	$2,083,333.33
December 31, 2013	$2,083,333.33
March 31, 2014	$2,083,333.33
June 30, 2014	$2,083,333.33
September 30, 2014	$2,083,333.33
December 31, 2014	$2,083,333.33
March 31, 2015	$2,083,333.33
June 30, 2015	$2,083,333.33
September 30, 2015	$2,083,333.33
December 31, 2015	$2,083,333.33
March 31, 2016	$2,083,333.33
June 30, 2016	$2,083,333.33
September 30, 2016	$2,083,333.33
December 31, 2016	$2,083,333.33
March 31, 2017	$2,083,333.33
June 30, 2017	$2,083,333.33
September 30, 2017	$2,083,333.33
December 31, 2017	$2,083,333.33
Maturity Date	The remaining outstanding principal amount of the Term Loan

The outstanding principal amount of the Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Term Loan shall be repaid on the Maturity Date.

(c) Interest on the Term Loan. Subject to the provisions of Section 2.8, the Term Loan shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii) LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

(d) Term Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrower to such Term Loan Lender in substantially the form of Exhibit 2.2(d). The Borrower covenants and agrees to pay the Term Loan in accordance with the terms of this Agreement.

Section 2.3 Reserved.

Section 2.4 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “Swingline Committed Amount”), and (ii) the aggregate Revolving Credit Outstandings shall not exceed the Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Borrower not later than 12:00 P.M. on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Borrower on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof; provided, however, that this Section 2.4(b)(i) shall not apply if Swingline Loans are made automatically pursuant to a credit sweep in accordance with the Swingline Lender’s treasury management system, if available.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(A)(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Borrower shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.7(a).

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Loan Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Borrower in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

Section 2.5 Fees.

(a) Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Committed Amount. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, Swingline Loans and Multicurrency Revolving Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent the annual fees as described in the Fee Letter.

Section 2.6 Commitment Terminations or Reductions.

(a) Voluntary Terminations or Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount or the Multicurrency Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the aggregate Revolving Credit Outstandings shall exceed the aggregate Revolving Committed Amount, as reduced.

(b) Multicurrency Revolving Committed Amount. If the Revolving Committed Amount is reduced below the then current Multicurrency Revolving Committed Amount, the Multicurrency Revolving Committed Amount shall automatically be reduced by an amount such that the Multicurrency Revolving Committed Amount equals the Revolving Committed Amount.

(c) Swingline Committed Amount. If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(d) Maturity Date. The Revolving Commitments, the Multicurrency Revolving Commitment and the Swingline Commitment shall automatically terminate on the Maturity Date.

Section 2.7 Prepayments.

(a) Optional Prepayments and Repayments. The Borrower shall have the right to prepay the Term Loans and repay the Revolving Loans, Multicurrency Revolving Loans and Swingline Loans in whole or in part from time to time; provided, however, that each partial prepayment or repayment of (i) Revolving Loans or Term Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount), (ii) Revolving Loans or Term Loans that are LIBOR Rate Loans shall be in a minimum principal amount of $2,000,000 and integral multiples of $500,000 in excess thereof (or the remaining outstanding principal amount) and (iii) Swingline Loans or Multicurrency Revolving Loans shall be in a minimum principal Dollar Amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give two Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans, BBR Rate Loans, Canadian Prime Rate Loans or Offshore Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section shall be (i) applied ratably to the remaining principal installments thereof and (ii) applied to the Term Loans of the Term Loan Lenders in accordance with their respective Term Loan Commitment Percentages. To the extent the Borrower elects to repay the Revolving Loans, Multicurrency Revolving Loans and/or Swingline Loans, amounts prepaid under this Section shall be applied to the Revolving Loans, Multicurrency Revolving Loans and/or Swingline Loans, as applicable of the Revolving Lenders in accordance with their respective Revolving Commitment Percentages. Within the foregoing parameters, prepayments under this Section shall be applied (A) first to Alternate Base Rate Loans, (B) then ratably to Canadian Prime Rate Loans and Offshore Rate Loans, (C) then to BBR Rate Loans in direct order of Interest Period maturities and (D) then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b) Mandatory Prepayments.

(i) Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate Revolving Credit Outstandings shall exceed the Revolving Committed Amount, the Borrower shall immediately prepay the Revolving Loans, Multicurrency Revolving Loans and/or Swingline Loans in an aggregate amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (iii) below).

(ii) Dispositions. Within 10 Business Days of the receipt of Net Proceeds in excess of the Threshold Amount from any Disposition (or related series of Dispositions) of Assets (including Capital Stock) other than any Dispositions permitted under clauses (a) through (d) of Section 6.5, the Borrower shall prepay Loans in an aggregate principal amount equal to (A) fifty percent (50%) of the Net Proceeds derived from all such Dispositions in any fiscal year up to the Threshold Amount for such fiscal year (such prepayment to be applied as set forth in clause (iii) below) and (B) the Ratable Portion of one hundred percent (100%) of the Net Proceeds derived from all such Dispositions during such fiscal year in excess of the Threshold Amount (such prepayment to be applied as set forth in clause (iii) below); provided, however, no prepayment shall be required pursuant to this clause (ii) unless and until the aggregate amount of all Dispositions of Assets (including Capital Stock) during any fiscal year exceeds the Threshold Amount.

(iii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.7(b)(i), (1) first to outstanding Multicurrency Revolving Loans, (2) second to the outstanding Swingline Loans and (3) third ratably to the outstanding Revolving Loans; and

(B) with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii), (1) first to the Term Loan (ratably to the remaining amortization payments thereof), without the application of any prepayment penalty or premium, (2) second to Multicurrency Revolving Loans (without a simultaneous corresponding reduction of the Multicurrency Revolving Committed Amount), (3) third to the Swingline Loans (without a simultaneous corresponding reduction of the Swingline Committed Amount) and (4) fourth ratably to the Revolving Loans (without a simultaneous corresponding reduction of the Revolving Committed Amount or Multicurrency Revolving Committed Amount). Within the parameters of the applications set forth above, prepayments shall be applied (A) first to Alternate Base Rate, (B) then to Canadian Prime Rate Loans, (C) then ratably to BBR Rate Loans and Offshore Rate Loans in direct order of Interest Period maturities and (D) then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

(c) Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

Section 2.8 Default Rate and Payment Dates.

(a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b) Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.8(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand as provided therein.

Section 2.9 Conversion Options.

(a) The Borrower may, in the case of Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans or to continue LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least two Business Days prior to the proposed date of conversion or continuation. In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding

Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Any LIBOR Rate Loans or BBR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans are not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

(c) BBR Rate Loans, Canadian Prime Rate Loans and Offshore Rate Loans cannot be converted to LIBOR Rate Loans or to Alternate Base Rate Loans.

Section 2.10 Computation of Interest and Fees; Usury.

(a) Interest payable hereunder with respect to (i) any Alternate Base Rate Loan based on the Prime Rate, (ii) any BBR Rate Loan based on the BBR Rate, (iii) any Canadian Prime Rate Loan based on the Canadian Prime Rate Rate, (iv) any Offshore Rate Loan based on the Offshore Rate or (vi) any LIBOR Loan made in Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, and in no event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11 Pro Rata Treatment and Payments.

(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments (other than the reduction of Incremental Commitments pursuant to Section 2.6(a)) shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder of the Borrower and, third, to principal then due and owing hereunder and under this Agreement of the Borrower. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing. Each optional repayment and prepayment by the Borrower on account of principal of and interest on the Revolving Loans and on the Term Loan, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.7(a) hereof. Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in immediately available funds (A) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 P.M. on the date when due and (B) in the case of Loans or other amounts denominated in a Foreign Currency, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans or BBR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan or BBR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest, and including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrower or whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above. Notwithstanding the foregoing terms of this Section, only payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product. Amounts distributed with respect to any Bank Product Debt shall be the last Bank Product Amount reported to the Administrative Agent; provided that any such Bank Product Provider may provide an updated Bank Product Amount to the Administrative Agent prior to payments made pursuant to this Section. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.

Section 2.12 Non-Receipt of Funds by the Administrative Agent.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Swingline Loans and Multicurrency Revolving Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate or BBR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate or BBR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans or BBR Rate Loans, respectively, that the Borrower has requested be outstanding as a LIBOR or BBR Rate Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans or BBR Rate Loans, any Loans that were requested to be made in Dollars as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans in Dollars shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans or BBR Rate Loans for the Interest Periods so affected.

Section 2.14 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate or BBR Rate);

(ii) subject the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document to any (or any increase in any) Other Connection Taxes with respect to any Credit Document or any participation in any Loan (except for the imposition of, or any change in the rate of, any Net Income Tax); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans or BBR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan or BBR Rate Loan (or, in the case of clause (ii), any Loan or any participation in any Loan) or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Administrative Agent, Lender or other recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Administrative Agent, Lender, or other recipient and delivery of appropriate supporting information to the Borrower as provided in Section 2.14(c), the Borrower will pay to such Administrative Agent, Lender or other recipient, as the case may be, such additional amount or amounts as will compensate such Administrative Agent, Lender or other recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, together with supporting information in reasonable detail, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, to the extent that such Lender fails to make a demand for such compensation within six (6) months after becoming aware of such Change in Law giving arise to such increased costs or reductions.

Section 2.15 Compensation for Losses; Eurocurrency Liabilities.

(a) Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii) any assignment of a LIBOR Rate Loan or BBR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

(b) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Rate Loan and BBR Rate Loan equal to the actual costs of such reserves allocated to such LIBOR Rate Loan and BBR Rate Loan by such Lender (as reasonably determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Rate Loan or BBR Rate Loan, provided the Borrower shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

Section 2.16 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment (including, for the avoidance of doubt, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any such deduction or withholding required to be made by such Lender (or any direct or indirect beneficial owner of such Lender that is treated as a partnership for U.S. federal income tax purposes) for the account of any of its direct or indirect beneficial owners), then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender (or each of its beneficial owners), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender (or its beneficial owners), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that, if such Indemnified Taxes or Other Taxes were incorrectly or illegally imposed or asserted by the relevant Governmental Authority, then the Administrative Agent and the Lenders shall use commercially reasonable efforts to cooperate with the Borrower to seek a tax refund of such incorrectly or illegally imposed Indemnified Taxes or Other Taxes from the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, the Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent or Lender (or its beneficial owners) as a result of any failure of any Credit Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Administrative Agent, pursuant to clause (e), documentation evidencing the payment of Taxes. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to indemnify the Administrative Agent or any Lender for any interest or penalties that are imposed solely as a result of a failure by the Administrative Agent or any Lender to provide timely notice thereof to the Borrower.

(d) Indemnification of the Administrative Agent. Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document against any amount due to the Administrative Agent under this paragraph (d). The agreements in paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding Tax other than the U.S. federal withholding Tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(ii) any Foreign Lender (other than a Foreign Lender that is a U.S. Person) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Credit Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federally withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of Internal Revenue Service Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN;

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner; or

(E) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Credit Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over pursuant to this Section (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the termination of the Credit Documents and payment of any obligations thereunder.

Section 2.17 Reserved.

Section 2.18 Illegality.

Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans or BBR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or BBR Rate Loans or continue LIBOR Rate Loans or BBR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19 Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender (other than Wells Fargo) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of Section 9.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent, then the Borrower may, at its sole expenses and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20 Revolving Facility Increases.

(a) General Terms. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time (but not to exceed six (6) increases in the aggregate) until the date that is six months prior to the Maturity Date, to increase the Revolving Committed Amount (each such increase, a “Revolving Facility Increase”) by an aggregate principal amount not to exceed $100,000,000 (the “Incremental Increase Amount”).

(b) Terms and Conditions. The following terms and conditions shall apply to any Revolving Facility Increase: (A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Revolving Facility Increase, (B) any loans made pursuant to a Revolving Facility Increase shall constitute Obligations and will be guaranteed with the other Obligations on a pari passu basis, (C) any Lenders providing such Revolving Facility Increase shall be entitled to the same voting rights as the existing Lenders and shall be entitled to receive proceeds of prepayments on the same terms as the existing Revolving Lenders, (D) any such Revolving Facility Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Incremental Increase Amount, if less), (E) the proceeds of any such Revolving Facility Increase will be used for the purposes set forth in Section 5.12 and the terms of any Revolving Facility Increase will be the same as the terms applicable to the Revolving Facility, (F) the Borrower shall execute a Revolving Note in favor of any new Lender or any existing Lender whose Revolving Commitment is increased pursuant to this Section, in each case, if requested by such Lender, (G) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied or waived in accordance with Section 9.1, (H) the other terms and documentation in respect of any Revolving Facility Increase, to the extent not consistent with the Revolving Loans, will be reasonably satisfactory to the Administrative Agent and the Borrower, (I) the Administrative Agent shall have received (1) upon request of the Administrative Agent, an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and substantially similar to the opinion delivered to the Administrative Agent on the Closing Date, (2) any authorizing corporate documents as the Administrative Agent may reasonably request and (3) if applicable, a duly executed Notice of Borrowing, (J) the maturity date of any Revolving Facility Increase shall be no earlier than the Maturity Date, and shall bear interest at the rate applicable to the

Revolving Loans, and (K) the Administrative Agent shall have received from the Borrower updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Revolving Facility Increase and any borrowings thereunder on the closing date for such Revolving Facility Increase on a Pro Forma Basis, the Credit Parties will be in compliance with the financial covenants set forth in Section 6.18. Multicurrency Revolving Committed Amount shall not be increased in connection with any Revolving Facility Increase.

(b) Reallocation of Revolving Loans. In connection with the closing of any Revolving Facility Increase, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments among the Lenders of Revolving Loans as necessary such that, after giving effect to such Revolving Facility Increase, each Lender will hold Revolving Loans and Participation Interests based on its Revolving Commitment Percentage (after giving effect to such Revolving Facility Increase); provided that (i) such reallocations and repayments shall not be subject to any processing and/or recordation fees and (ii) the Borrower shall be responsible for any costs arising under Section 2.15 resulting from such reallocation and repayments.

(b) Participation. Participation in any such Revolving Facility Increase may be offered to each of the existing Lenders, but no Lender shall have any obligation to provide all or any portion of any such Revolving Facility Increase. The Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) to join this Credit Agreement as Lenders hereunder for any portion of such Revolving Facility Increase; provided that such other banks, financial institutions and investment funds shall enter into such lender joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

(b) Amendments. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any such Revolving Facility Increase.

Section 2.21 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Swingline Lender or Multicurrency Revolving Fronting Lender hereunder; third, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Multicurrency Revolving Fronting Lender or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Multicurrency Revolving Fronting Lender or Swingline Lenders against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Commitment Fees. (1) No Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s Swingline Exposure and Multicurrency

Revolving Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.

(v) Repayment of Swingline Loans and Multicurrency Revolving Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, prepay (1) Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (2) Multicurrency Revolving Loans in an amount equal to the Multicurrency Revolving Fronting Lender’s Multicurrency Revolving Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swingline Lender and the Multicurrency Revolving Fronting Lender agree in writing in their sole discretion (acting reasonably) that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Swingline Loans and Multicurrency Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Termination of Impacted Lenders. The Borrower may terminate the unused amount of the Commitment of any Defaulting Lender that is an Impacted Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Impacted Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Multicurrency Revolving Fronting Lender, the Swingline Bank or any Lender may have against such Impacted Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Existence, Qualification and Power; Compliance with Laws.

Each Credit Party (a) is a corporation, limited partnership, partnership, limited liability partnership, limited liability limited partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals necessary to (i) own its assets, carry on its business and (ii) execute, deliver, and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except, in each case referred to in clause (b)(i), (c) or this clause (d), to the extent that any failure regarding the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) materially conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (c) violate any Law.

Section 3.3 Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Credit Document.

Section 3.4 Binding Effect.

This Agreement has been, and each other Credit Document, when delivered hereunder, will have been duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject as to enforcement of remedies to (a) any Debtor Relief Laws and (b) general principles of equity, whether applied by a court of law or equity.

Section 3.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.6 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or any of its Subsidiaries or against any of their properties or revenues which (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) individually or collectively, could reasonably be expected to have a Material Adverse Effect.

Section 3.7 No Default.

No Credit Party nor any Subsidiary is in default under or with respect to any Contractual Obligation which in the Borrower’s reasonable judgment would have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

Section 3.8 Ownership of Property; Liens.

Each Credit Party and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the Property of each Credit Party and its Subsidiaries will be subject to no Liens, other than Permitted Liens.

Section 3.9 Environmental Compliance.

The Credit Parties and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws to the extent they are applicable to the business and properties of the Credit Parties and their Subsidiaries and related claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10 Insurance.

The properties of the Credit Parties and their Subsidiaries are insured with reputable insurance carriers with a rating by the A.M. Best Company reasonably acceptable to the Administrative Agent, not Affiliates of the Credit Parties, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies of similar financial condition and strength engaged in similar businesses and owning similar properties in localities where the Credit Parties or their Subsidiaries operate.

Section 3.11 Taxes.

Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all material amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties or their Subsidiaries is aware as of the Closing Date of any proposed tax assessments of a material amount against it or any of its Subsidiaries.

Section 3.12 ERISA Compliance.

No Reportable Event exists with respect to any Plan except as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Credit Party, no Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code except as could not reasonably be expected to have a Material Adverse Effect. Each Single Employer Plan has complied with the applicable provisions of ERISA and the Code except where failure to so comply could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded which could reasonably be expected to have a Material Adverse Effect. No Lien in favor of the PBGC or a Plan exists which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans), if any, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits so as to cause a Material Adverse Effect to exist, and no Single Employer Plan is in “at risk” status within the meaning of Code Section 430(i) so as to cause a Material Adverse Effect to exist. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.

Section 3.13 Subsidiaries.

As of the Closing Date, the Credit Parties have no Subsidiaries other than those specifically disclosed in Schedule 1.1 and have no equity investments in any other corporation or entity other than those disclosed in writing to the Administrative Agent and the Lenders by or on behalf of the Credit Parties or any of their Subsidiaries on or before the Closing Date.

Section 3.14 Margin Regulations; Investment Company Act.

(a) No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

(b) No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.15 No Financing of Corporate Takeovers.

No proceeds of any Extension of Credit will be used to acquire any security in any transaction which is subject to Sections 13(d) and 14(d) of the Exchange Act, except as otherwise permitted pursuant to Section 6.3(f) hereof.

Section 3.16 Insider.

No Credit Party is, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of a Credit Party is, an “executive officer”, “director”, or “person who directly or indirectly or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary.

Section 3.17 Disclosure.

No statement, information, report, representation, or warranty made by any Credit Party in any Credit Document or furnished to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with any Credit Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made and at the time at which they were made and taken as a whole, not misleading. There is no fact (excluding economic conditions not peculiar to the Credit Parties or any Subsidiary) known to the Credit Parties or any of their Subsidiaries and not known to the public generally which materially adversely affects its assets or in the future could reasonably be expected to (so far as the Credit Parties or any of their Subsidiaries can now foresee) result in a Material Adverse Effect, which has not been disclosed to the Administrative Agent and the Lenders by or on behalf of the Credit Parties or any of their Subsidiaries prior to the Closing Date in connection with the transactions contemplated hereby.

Section 3.18 Intellectual Property; Licenses, Etc.

The Credit Parties and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.19 Businesses.

The Credit Parties are presently engaged directly or through wholly-owned Subsidiaries or investments in (a) the pawn shop business, (b) the business of cashing checks and conducting related cash dispensing transactions, (c) the business of making and collecting consumer loans, (d) the business of offering money order, wire transfer and pre-paid card related services to its customers and (e) other activities related to consumer financing and general consumer financial services.

Section 3.20 Common Enterprise.

The Credit Parties and their Subsidiaries are engaged in the businesses set forth in Section 3.19 hereof as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lender to make credit available hereunder primarily for the purposes of financing the operations of the Credit Parties and their Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors of the Borrower and each of its

Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Credit Parties and each of their Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole.

Section 3.21 Solvent.

Each of the Credit Parties is (in the case of each Guarantor, after taking into account all rights of indemnification from the Borrower and all rights of contribution from the other Guarantors), and the Credit Parties and their Subsidiaries are on a Consolidated basis, Solvent.

Section 3.22 Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto to the extent that failure to so comply could reasonably be expected to have a Material Adverse Effect.

Section 3.23 Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.24 Compliance with OFAC Rules and Regulations.

(a) None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. To the Borrower’s knowledge, no proceeds of any Loan will be used, or have been used, to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a duly executed Term Loan Note, (iv) for the account of the Swingline Lender requesting a promissory note, the Swingline Loan Note and (v) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto and.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation/Charter Documents. Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v) Incumbency. An incumbency certificate of each Authorized Officer of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party and opinions as to the non-contravention of the Credit Parties’ organizational documents).

(d) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer or other Authorized Officer approved by the Administrative Agent of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(g) hereto.

(e) Account Designation Notice. The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.

(f) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(g) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

(h) Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance in all material respects with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(i) Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.

(j) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.2) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(k) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.5, each in form and substance satisfactory to each of them.

(l) No Material Adverse Change. Since December 31, 2010, there shall have been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Credit Parties or any of their respective Subsidiaries.

(m) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date, substantially in the form of Exhibit 4.1(p) stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any Transaction, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct and (iii) each of the other conditions precedent in Section 4.1 have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent or any Lender.

(n) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.5.

(o) Additional Matters. All other documents and legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate Revolving Credit Outstandings shall not exceed the Revolving Committed Amount then in effect, (ii) the aggregate principal amount of outstanding Multicurrency Revolving Loans shall not exceed the Multicurrency Revolving Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1(A) shall have been satisfied.

(g) Additional Conditions to Multicurrency Revolving Loans. If a Multicurrency Revolving Loan is requested, (i) all conditions set forth in Section 2.1(B) shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Multicurrency Revolving Fronting Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Multicurrency Revolving Fronting Lender’s risk with respect to such Defaulting Lender’s in respect of its Multicurrency Revolving Commitment.

(e) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s in respect of its Swingline Commitment.

(g) Incremental Facility. If an Incremental Facility is requested, all conditions set forth in Section 2.20 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (f), as applicable, have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, such Credit Party shall, and shall cause each of their Subsidiaries, to:

Section 5.1 Financial Statements.

Deliver to the Administrative Agent (for distribution to the Lenders), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal period, and consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for that quarterly fiscal period and for that portion of the fiscal year then ended, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(b) Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (the “Accounting Firm”), which report and opinion shall be prepared in accordance with

GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not permissible under GAAP and not reasonably acceptable to the Administrative Agent.

Section 5.2 Certificates; Other Information.

Deliver to the Administrative Agent (for distribution to the Lenders), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) hereof, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower.

(b) Management Letters, etc. Promptly after requested by the Administrative Agent or any Lender, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of the Credit Parties by independent accountants in connection with the accounts or books of the Credit Parties or any Subsidiary, or any audit of any of them.

(c) Reports; SEC Filings; Regulatory Reports; Etc. Promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, (ii) copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (iii) all material regulatory reports specifically concerning the Borrower and its Subsidiaries.

(d) Balance Sheets. As soon as available, but in any event not later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower or (ii) promptly after receiving board approval, projected annual consolidated balance sheets, and statements of income of the Borrower and its Consolidated Subsidiaries for the immediately succeeding fiscal year.

(e) Information Under Other Agreements. Simultaneously with the providing to any Person in connection with the Note Agreements, any of the “Credit Documents” as referred to therein, any Additional Secured Senior Debt or any Additional Unsecured Senior Debt, of each notice of default or potential default, and each request for amendment, consent or waiver, a copy of such notice or request, together with any other information reasonably requested by Administrative Agent or the Required Lenders with respect thereto.

(f) Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(b), an Officer’s Certificate signed by the chief executive officer of the Borrower.

(g) Changes in Corporate Structure. Promptly upon any merger, consolidation, dissolution or other material change in corporate structure of any Credit Party or any of its Subsidiaries permitted pursuant to the terms hereof, notice of such change in corporate structure to the Administrative Agent.

(h) General Information. Promptly, such additional information regarding the business, financial or corporate affairs of the Credit Parties or any Subsidiary as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 9.2; or (ii) on which such documents are posted on the Borrower’s behalf on http://www.sec.gov; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide either paper or electronic copies (at the Borrower’s option) of the Compliance Certificates required by Section 5.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

In addition, documents delivered by the Borrower to the Administrative Agent pursuant to clauses (a), (b), and (d) through (g) of Section 5.2 may be made available to the Lenders through the Platform in accordance with the provisions of Section 9.2(d).

Section 5.3 Notices.

The Credit Parties shall promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted in or could reasonably be expected to result in a Material Adverse Effect;

(c) of any litigation, investigation or proceeding affecting any Credit Party in which the damages, penalties, fines or other sanctions could reasonably be expected to exceed $10,000,000 (to the extent not covered by independent third-party insurance);

(d) of the occurrence of any ERISA Event; and

(e) of any change in accounting policies or procedures by the Borrower or any Subsidiary that could reasonably be expected to have a material impact on the Consolidated financial statements of Borrower.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.3(a) hereof shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached.

Section 5.4 Payment of Obligations.

The Credit Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (a) all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all its material lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all its material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided, however, that the Credit Parties and each Subsidiary shall not be required to pay any such amount if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate accruals and reserves therefor have been established in accordance with GAAP.

Section 5.5 Preservation of Existence, Etc.

Each Credit Party shall, and shall cause each of its Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 6.4 or 6.5 hereof or except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 5.6 Maintenance of Properties.

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Credit Party shall, and shall cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.7 Maintenance of Insurance.

Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain with reputable national insurance companies, not Affiliates of the Credit Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of similar financial condition and strength engaged in the same or similar business and owning similar properties in localities where the Credit Parties or their Subsidiaries operate, of such types and in such amounts (it being acknowledged by the Lenders that the Borrower may maintain self-insurance which the Borrower has represented pursuant to Section 3.10 is compatible with the standards set forth herein) as are customarily carried under similar circumstances by such other Persons.

Section 5.8 Compliance with Laws.

Each Credit Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws applicable to it or to its business or Property except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

Section 5.9 Books and Records.

Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain books, records and accounts with respect to itself and the Subsidiaries which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in accordance with GAAP, and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.10 Inspection Rights.

Each Credit Party shall, and shall cause each of its Subsidiaries to, subject to Section 9.14 hereof, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of the Lenders and at such reasonable times during normal business hours and as often as may be reasonably desired, in each case upon request of the Required Lenders or the Administrative Agent and reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and without advance notice.

Section 5.11 Compliance with ERISA.

The Borrower shall do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Single Employer Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law and maintain each Foreign Plan in compliance in all material respects with all applicable laws; (b) preclude each Single Employer Plan which is qualified under Section 401(a) of the Code from being determined to be disqualified in any final assessment by the IRS; (c) make all required contributions to any Plan subject to Section 412 or 430 of the Code; and (d) make all contributions required under its Foreign Plans; except to the extent that failure to so comply with respect to each of clauses (a) through (d) above could not reasonably be expected to have a Material Adverse Effect.

Section 5.12 Use of Proceeds.

The Borrower shall use the proceeds of the Extension of Credits (a) to consummate Acquisitions permitted hereunder, (b) to refinance certain existing Indebtedness of the Credit Parties and (c) for working capital and other general corporate purposes not in contravention of any Law or of any Credit Document.

Section 5.13 Further Assurances.

(a) Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent in connection with the delivery of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities Laws, as “Public Information” and (ii) that are not Public Information as “private” or “confidential” information”.

(b) Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c) Further Assurances. Upon the reasonable request of the Administrative Agent, the Credit Parties will duly execute and deliver to the Administrative Agent any and all such further instruments and documents (in form and substance reasonably satisfactory to the Borrower) as may be reasonably necessary or advisable, in the opinion of the Administrative Agent, to further the intent of the parties as expressed in the Credit Documents and to obtain the full benefits of the Credit Documents.

(d) Unauthorized Filings. The Borrower shall cause any unauthorized UCC financing statement to be removed of record within not less than thirty (30) days following written request by the Administrative Agent.

Section 5.14 Notice of Formation of Subsidiary.

Promptly upon the formation of any Subsidiary (other than an Immaterial Subsidiary) and in any event within 30 days after such formation, the Borrower shall give the Administrative Agent written notice thereof.

Section 5.15 New Domestic Subsidiaries.

The Borrower shall cause each Domestic Subsidiary (other than an Immaterial Subsidiary) which any Credit Party or any of their Subsidiaries forms or acquires during the term of this Agreement to execute and deliver to the Administrative Agent a Joinder Agreement, together with a certified copy of a resolution of the board of directors (or other authorizing document of the appropriate governing body or Person) of such Domestic Subsidiary authorizing the execution and delivery of the Joinder Agreement and the performance of its terms, together with such other opinions, certificates, and documents as the Administrative Agent may reasonably request in connection therewith.

Section 5.16 Opinions Regarding Obligations of Guarantors.

Within forty-five (45) days after written request by the Required Lenders, which the Required Lenders shall be entitled to make at any time, the Borrower shall obtain or cause to be provided in favor of the Lenders an opinion of local counsel reasonably satisfactory to the Required Lenders for any of the Guarantors that opines (a) to such Guarantor’s (i) existence and good standing in its jurisdiction of formation, (ii) due authority to execute the Guaranty, and (iii) due execution, delivery and performance of the Guaranty and (b) to the enforceability of the Guaranty against such Guarantor; provided that Borrower shall be obligated to provide no more than one opinion of local counsel as to each Guarantor at any time during the period in which this Agreement is in effect.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, that:

Section 6.1 Liens.

The Credit Parties shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist, any Lien upon any of its Property, Assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens. The Credit Parties shall not, and shall not permit any Subsidiary to, become subject to a Negative Pledge except (a) pursuant to the Private

Placement Notes, (b) pursuant to any Additional Unsecured Senior Debt permitted by Section 6.2(p), (c) pursuant to any Additional Secured Senior Debt permitted by Section 6.2(q) so long as such negative pledge relates to Property financed by or the subject of such Indebtedness, (d) constituting customary provisions restricting subletting or assignment of any leases of any Credit Party or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (e) constituting restrictions on the sale or other disposition of any Property securing Indebtedness as a result of a Lien on such Property permitted hereunder, (f) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contract entered into in the ordinary course of business, (g) constituting any restriction or condition with respect to Property under an agreement that has been entered into for the disposition of such Property, provided that such disposition is otherwise permitted hereunder, or (h) constituting any restriction or condition with respect to Property under a charter, lease, license or other agreement that has been entered into for the employment of such Property.

Section 6.2 Indebtedness.

The Credit Parties shall not, and shall not permit any Subsidiary to, incur, create, contract, waive, assume, have outstanding, guarantee or otherwise be or become liable, directly or indirectly, in respect of any Indebtedness, except for:

(a) the Obligations arising out of or in connection with this Agreement and the other Credit Documents;

(b) current liabilities for taxes and assessments incurred in the ordinary course of business, and other liabilities for unpaid taxes being contested in good faith by the Borrower or any Subsidiary for which sufficient reserves have been established;

(c) current amounts payable or accrued for other claims (other than for borrowed funds or purchase money obligations) incurred in the ordinary course of business, provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms, except for those being contested in good faith by the Borrower or a Subsidiary for which sufficient reserves have been established;

(d) contingent liabilities resulting from the endorsement of negotiable instruments in the ordinary course of business;

(e) intercompany loans and advances, provided that the aggregate amount of (i) outstanding Foreign Intercompany Loans made after the Closing Date, plus (ii) Investments in Capital Stock of Foreign Subsidiaries made after the Closing Date pursuant to Section 6.3(c) plus (iii) Foreign Acquisitions made after the Closing Date pursuant to Section 6.3(f) plus (iv) Foreign Third Party Loans made after the Closing Date pursuant to Section 6.2(w), shall not exceed 20% of Net Worth at any time outstanding;

(f) Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(g) Guaranty Obligations permitted under Section 6.17 hereof;

(h) the Private Placement Notes;

(i) with respect to Temporary Cash Investments, short term Indebtedness not constituting “margin loans” and not exceeding $5,000,000 at any time in the aggregate owed by the Borrower or a Consolidated Subsidiary to the broker or investment firm which is holding assets for the account of the Borrower or a Consolidated Subsidiary, but only to the extent that such Indebtedness is to be repaid, in the ordinary course of business, by the collection or liquidation of such assets at the maturity of such assets;

(j) intercompany payables for the purchase of goods and services in the ordinary course of business;

(k) Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date as referred to in the financial statements referenced in Section 3.5 (and set out more specifically in Schedule 6.2(k) hereto) and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension and the terms of any such renewal, refinancing or extension are not less favorable to the obligor thereunder;

(1) intercompany loans and advances among Foreign Subsidiaries;

(m) obligations in respect of earnout or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option;

(n) surety bonds delivered by any Credit Party or any Subsidiary in the ordinary course of business;

(o) Subordinated Debt incurred after the Closing Date, provided that (i) prior to the issuance thereof, the Borrower has delivered to the Administrative Agent a Compliance Certificate which indicates that, on a pro forma basis after taking into account the issuance of such Subordinated Debt and the use of the proceeds thereof, there shall occur no Default or Event of Default and (ii) such Indebtedness shall not have any scheduled amortization or mandatory prepayments (other than mandatory prepayments resulting from a change of control) or obligations to repurchase or redeem prior to thirty days after the Maturity Date;

(p) Additional Unsecured Senior Debt of the Credit Parties, provided that (i) prior to the incurrence thereof, the Borrower has delivered to the Administrative Agent a Compliance Certificate which indicates that, on a pro forma basis after taking into account the incurrence of such Additional Unsecured Senior Debt and the use of the proceeds thereof, there shall occur no Default or Event of Default, and (ii) such Indebtedness shall not have any scheduled amortization or mandatory prepayments or obligations to repurchase or redeem prior to thirty days after the Maturity Date (except as otherwise permitted pursuant to Section 6.6(b)(iv));

(q) Additional Secured Senior Debt not to exceed 15% of Net Worth in aggregate principal amount at any time outstanding;

(r) liabilities under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or liabilities with respect to workers’ compensation and other insurance coverage in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(s) liabilities resulting from insurance premium financings in the ordinary course of business;

(t) liabilities resulting from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds incurred in the ordinary course of business;

(u) trade payables incurred in the ordinary course of any Credit Party’s business, or accrued expenses payable on customary terms and conditions in the ordinary course of any Credit Party’s business;

(v) Indebtedness pursuant to the Letter of Credit Facility Agreement; and

(w) Foreign Third Party Loans; provided, that the aggregate amount of such Indebtedness plus (i) Foreign Acquisitions made after the Closing Date pursuant to Section 6.3(f), plus (ii) the Investments in Capital Stock of Foreign Subsidiaries made after the Closing Date pursuant to Section 6.3(c) plus (iii) the aggregate amount of outstanding Foreign Intercompany Loans made after the Closing Date pursuant to Section 6.2(e), shall not exceed 20% of Net Worth at any time outstanding.

Section 6.3 Investments.

The Credit Parties shall not, and shall not permit any Subsidiary to, make or have outstanding Investments in or to any Person, except for:

(a) pawn transactions, pawn loans and other consumer loans or participations therein in the ordinary course of its day to day business;

(b) ownership of Capital Stock of Domestic Subsidiaries which, promptly after the formation or acquisition thereof (except in the case of an Immaterial Subsidiary), execute a Joinder Agreement;

(c) ownership of Capital Stock of Foreign Subsidiaries, provided that the aggregate amount of such Investments, plus (i) Foreign Acquisitions made after the Closing Date pursuant to Section 6.3(f) plus (ii) the aggregate amount of outstanding

Foreign Third Party Loans made after the Closing Date pursuant to Section 6.2(w) plus (iii) the aggregate amount of outstanding Foreign Intercompany Loans pursuant to Section 6.2(e), shall not exceed 20% of Net Worth in aggregate amount at any time outstanding;

(d) Temporary Cash Investments and such other “cash equivalent” investments as the Administrative Agent may from time to time approve;

(e) [Reserved];

(f) Acquisitions, provided (i) at time of such Acquisition and after giving effect thereto, no Default or Event of Default shall exist, (ii) the Assets, Property or business being acquired shall be in one or more of the types of businesses described in clauses (a) through (c) of Section 3.19 hereof, (iii) such Acquisition shall not be opposed by the board of directors (or other governing body) of the Person being acquired, (iv) promptly upon becoming available and in any event within five (5) days prior to any proposed Acquisition for which the aggregate Acquisition Consideration for such Acquisition is equal to or greater than $50,000,000, the Administrative Agent shall have received a pro forma Compliance Certificate setting forth the covenant calculations both immediately prior to and after giving effect to the proposed Acquisition and certifying that no Default or Event of Default exists or would occur as a result therefrom, (v) if immediately prior to or immediately after such Acquisition and after giving effect thereto, the Leverage Ratio is greater than or equal to 2.25 to 1.00, the Acquisition Consideration for any single Acquisition shall not exceed 20% of Net Worth as of the most recent fiscal quarter immediately preceding the Acquisition without the Required Lenders approval, (vi) immediately after such Acquisition, the aggregate Revolving Committed Amount plus the aggregate Multicurrency Revolving Committed Amount exceed the aggregate outstanding amount of Revolving Loans by at least $15,000,000, and (vii) the aggregate amount of (A) Foreign Acquisitions made after the Closing Date, plus (B) the Investments in Capital Stock of Foreign Subsidiaries made after the Closing Date pursuant to Section 6.3(c) plus (C) the aggregate amount of outstanding Foreign Third Party Loans made after the Closing Date pursuant to Section 6.2(w) plus (D) the aggregate amount of outstanding Foreign Intercompany Loans pursuant to Section 6.2(e), shall not exceed 20% of Net Worth at any time outstanding;

(g) Investments after the Closing Date by the Borrower in Domestic Subsidiaries;

(h) intercompany receivables as a result of the transfer of goods and Property in the ordinary course of business;

(i) Investments permitted under Section 6.4 and Section 6.6 hereof;

(j) Investments in existence as of the Closing Date (including existing loans to officers of the Credit Parties and Subsidiaries for the purchase of Capital Stock of the Borrower to the extent not otherwise prohibited by applicable Law) and disclosed in writing to the Lenders on or before the Closing Date;

(k) Investments as a result of intercompany loans and advances permitted under Section 6.2(e) hereof;

(l) Bank Products to the extent permitted hereunder; and

(m) other Investments in activities directly related to the types of business permitted under Section 3.19 hereof, provided that the aggregate amount of such Investments shall not exceed 10% of Net Worth in aggregate amount at any time; provided, however, that (i) Investments for the purchase of real estate for the purpose of administering, overseeing or operating one or more of the types of business permitted under clauses (a) through (c) of Section 3.19 located or to be located on such real estate shall not exceed $25,000,000 at any time outstanding and (ii) Investments for the purchase of real estate where one or more of the types of business permitted under clauses (a) through (c) of Section 3.19 are not existing thereon or are not being administered or overseen therefrom at the time of such purchase or cannot reasonably be expected to be established thereon within twelve months following such purchase shall not exceed $15,000,000 at any time outstanding.

Section 6.4 Fundamental Changes.

The Credit Parties shall not, and shall not permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any Guarantor, or (iii) in the case of any such Subsidiary that is a Foreign Subsidiary, any Subsidiary;

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Guarantor; and

(c) the Borrower and any Subsidiary may make Dispositions permitted pursuant to Section 6.5 hereof.

Section 6.5 Dispositions.

The Credit Parties shall not, and shall not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, non-functioning or worn out Property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and other Property in the ordinary course of business for fair consideration;

(c) Dispositions permitted under Section 6.4 and Dispositions to a wholly-owned Domestic Subsidiary which is a Guarantor;

(d) Dispositions of Capital Stock of the Borrower and Dispositions of Capital Stock of a Subsidiary to the Borrower or to another Subsidiary; and

(e) Dispositions of Assets (including (i) Capital Stock of a Subsidiary other than to the Borrower or another Subsidiary and (ii) arrangements whereby a Credit Party or a Subsidiary sells or transfers any of its Assets, and thereafter rents or leases those Assets (except for the sale and leaseback of operating facilities)) not otherwise permitted in clauses (a) or (b) above, so long as (i) at the time of such Disposition and after giving effect thereto, no Default or Event of Default shall exist and (ii) the aggregate amount of such Dispositions not otherwise permitted in clauses (a) through (e) above during any fiscal year shall not exceed 17.5% of Consolidated Total Assets as of the last day of the immediately preceding fiscal year without the prior consent of the Required Lenders;

(f) the liquidation of cash and equivalents, which liquidation shall be in the ordinary course of business;

(g) an assignment of an account to an insurance company providing credit insurance to a Credit Party for purposes of collecting insurance proceeds of an amount reasonably commensurate with the amount of the account so assigned,

(h) termination of a lease of real or personal Property that is not necessary for the ordinary course of business, could not reasonably be expected to have a Material Adverse Effect and does not result from an obligor’s default;

(i) Disposition of Property subject to casualty, expropriation or condemnation proceedings;

(j) so long as no Event of Default has then occurred and is continuing or would result therefrom, the transfer, assignment, cancellation, abandonment or other disposition of intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower is not material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(k) voluntary terminations of any Hedging Agreement;

(l) so long as no Event of Default has then occurred and is continuing or would result therefrom, licenses of patents, copyrights, trademarks, trade secrets or other intellectual Property to third parties in the ordinary course of business;

(m) so long as no Event of Default has then occurred or is continuing or would result therefrom, leases, subleases and terminations and abandonment of any leasehold interest in real Property and granting of easements or rights of way in respect of real Property, in each case in the ordinary course of business;

(n) the expiration of registered intellectual Property in accordance with its statutory term;

(o) the expiration of any contract, contract right or other agreement in accordance with its term; and

(p) the Enova Disposition; provided that the Borrower (i) shall receive not less than $350,000,000 in Net Proceeds as a result of the Enova Disposition (for purposes of this clause (p), Net Proceeds received by the Borrower as a result of the Enova Disposition shall include (A) all Net Proceeds received by the Borrower from its sale of outstanding shares of Capital Stock of Enova to the public in the Enova Disposition and (B) proceeds received by the Borrower from Enova in connection with the issuance and sale by Enova of Capital Stock of Enova to the public in the Enova Disposition and which proceeds are paid to the Borrower by Enova in repayment of intercompany indebtedness owed by Enova to the Borrower) and (ii) shall use the Net Proceeds received from the Enova Disposition to prepay the Loans in accordance with Section 2.7(b)(ii) of this Agreement;

provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair consideration or reasonable value.

Section 6.6 Restricted Payments.

The Credit Parties shall not, and shall not permit any Subsidiary to, directly or indirectly pay any Restricted Payment; provided, however, (a) any Subsidiary may declare and pay Dividends to or for the benefit of the Borrower or any Guarantor, and (b) the Borrower may (i) make regularly scheduled interest payments on Subordinated Debt, (ii) make regularly scheduled interest payments on Additional Unsecured Senior Debt, (iii) subject to the proviso contained in clause (iv) below, declare and pay Dividends (including the repurchase of Capital Stock of the Borrower), (iv) make regularly scheduled principal payments on Subordinated Debt in existence as of the Closing Date; provided however, the sum of all Restricted Payments made pursuant to clause (iii) above and this clause (iv) shall not exceed an aggregate amount equal to the sum of (A) $238,475,000 plus (B) 50% of cumulative Net Income after September 30, 2010, (v) make prepayments and regularly scheduled principal payments on Additional Unsecured Senior Debt in an aggregate amount not to exceed $50,000,000 and (vi) make prepayments on Additional Unsecured Senior Debt from the proceeds of any Disposition of Assets on a pro rata basis with the prepayment of the Loans as may be required under Section 2.7, in each case if and to the extent required by the agreements governing such Additional Unsecured Senior Debt; provided, that the Borrower shall make no Restricted Payments under clause (b)(i), clause (b)(iii) or clause (b)(iv) unless there shall exist no Default or Event of Default prior to or after giving effect to any such proposed Restricted Payment.

Section 6.7 ERISA.

The Borrower shall not, and shall not permit any Subsidiary to, at any time (a) engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA; or (b) permit any

Single Employer Plan to (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code), (ii) fail to comply in any material respect with ERISA or any other applicable Laws, or (iii) be in “at risk” status within the meaning of Code Section 430(i); which, with respect to each event listed in clause (a) or (b) above, could be reasonably expected to have a Material Adverse Effect.

Section 6.8 Change in Nature of Business.

The Credit Parties shall not, and shall not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Credit Parties and their Subsidiaries on the date hereof or other consumer financial services and businesses reasonably related thereto.

Section 6.9 Transactions with Affiliates.

The Credit Parties shall not, and shall not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Credit Parties, other than (a) arm’s-length transactions with Affiliates, (b) transactions otherwise permitted hereunder, (c) transactions with Affiliates in the ordinary course of business and (d) the Enova Disposition Documents.

Section 6.10 Burdensome Agreements.

The Credit Parties shall not, and shall not permit any Domestic Subsidiary to, enter into any Contractual Obligation that limits the ability of any Domestic Subsidiary to make Dividends or other Dispositions to the Borrower or to otherwise transfer Property to the Borrower.

Section 6.11 Use of Proceeds.

The Credit Parties shall not, directly or indirectly, use the proceeds of any Extension of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 6.12 Amendment of Organization Documents and Fiscal Year.

The Credit Parties shall not, and shall not permit any Subsidiary to, amend, modify, or waive any of its rights under any Organization Documents in a manner adverse to the Lenders. The Credit Parties shall not, and shall not permit any Subsidiary to, change its fiscal quarters or fiscal year, except after providing 30 days prior written notice to the Administrative Agent and provided such change does not have the effect of delaying or otherwise curing a Default or an Event of Default that would have otherwise existed.

Section 6.13 Amendment of Subordinated Debt.

The Credit Parties shall not, and shall not permit any Subsidiary to, change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any document, instrument, or agreement relating to any Subordinated Debt that would result in (a) a material increase in the principal, interest, overdue interest, fees or other amounts payable under any Subordinated Debt, (b) an acceleration in any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any Subordinated Debt (including, without limitation, as a result of any redemption), (c) a change in any of the subordination provisions of any Subordinated Debt, (d) a change in any defined term, covenant, term or provision in any Subordinated Debt which would result in such Subordinated Debt containing a More Restrictive Covenant, or (e) a change in any term or provision of any Subordinated Debt that could reasonably be expected to have a material adverse effect on the interest of the Lenders.

Section 6.14 Amendment of Additional Unsecured Senior Debt.

The Credit Parties shall not, and shall not permit any Subsidiary to, change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any document, instrument, or agreement relating to any Additional Unsecured Senior Debt that would result in (a) a change in any defined term, covenant, term or provision in any Additional Unsecured Senior Debt which would result in such Additional Unsecured Senior Debt containing a More Restrictive Covenant, or (b) a change in any term or provision of any Additional Unsecured Senior Debt that could reasonably be expected to have a material adverse effect on the interest of the Lenders.

Section 6.15 Alteration of Material Agreements.

The Credit Parties will not, and will not permit any Subsidiary to, consent to or permit any alterations, amendments, modifications, releases, waivers or terminations of any material agreement to which it is a party, including but not limited to the Note Agreements, the Private Placement Notes, the Additional Secured Senior Debt and the Additional Unsecured Senior Debt, if such alterations, amendments, modifications, releases, waivers or terminations would have a Material Adverse Effect.

Section 6.16 Strict Compliance.

If any action or failure to act by the Credit Parties violates any covenant or obligation of the Credit Parties contained herein, then such violation shall not be excused by the fact that such action or failure to act would otherwise be permitted by any covenant (or exception to any covenant) other than the covenant violated.

Section 6.17 Guaranties.

The Credit Parties will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty Obligation, except for (i) the Guaranty (including the Joinder

Agreements), (ii) guaranties of Indebtedness to extent such Indebtedness is permitted pursuant to Section 6.2 hereof, (iii) guaranties of loans to, or financial commitments or obligations of, its customers or other intended beneficiaries in the ordinary course of business, and (iv) additional limited guaranties of the Borrower, provided that the aggregate Indebtedness guaranteed by such additional limited guaranties at any time shall not exceed $25,000,000, and provided further that within five (5) days after the execution of each guaranty by the Borrower for Indebtedness in excess of $5,000,000, the Borrower shall provide each of the Lenders with a copy of such executed guaranty.

Section 6.18 Financial Covenants.

(a) Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.00 to 1.00.

(b) Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.75 to 1.00.

(c) Minimum Net Worth. The Borrower shall not permit Net Worth to be less than the sum of (i) $563,049,000, plus (ii) 50% of Net Income (with no deduction for net losses during any quarterly period) earned after September 30, 2010, plus (iii) 100% of the Net Proceeds received by the Borrower and its Subsidiaries from the issuance and sale of Capital Stock of the Borrower or any Subsidiary (other than an issuance to the Borrower or a wholly-owned Subsidiary), including any conversion of debt securities of the Borrower into such Capital Stock after September 30, 2010 to the extent of any increase in Net Worth resulting therefrom.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower fails to pay when due (i) any principal of, or interest on any Loan or (ii) any fee, expense, reimbursement obligation or any other amount due in connection herewith or with any other Credit Document, and such failure with respect to clause (ii) shall have continued for three (3) Business Days after receipt from the Administrative Agent of notice of such failure on any Loan; or

(b) Misrepresentation. Any representation or warranty made under this Agreement, or any of the other Credit Documents, or in any certificate or statement furnished or made to the Lenders pursuant hereto or in connection herewith or with any Loan hereunder, shall (i) with respect to representations and warranties that contain a materiality qualification, prove to be untrue or inaccurate as of the date on which such representation or warranty is made and (ii) with respect to representations and warranties that do not contain a materiality qualification, prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made; or

(c) Covenant Default.

(i) Any Credit Party or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 5.3(a) or (b), 5.5, 5.10, 5.12, or Article VI hereof (but only to the extent that the failure to perform or observe the covenants in Section 6.1, 6.2 and/or 6.3 involves an aggregate amount in excess of $1,000,000); or

(ii) Any Credit Party or any Subsidiary shall fail to perform or observe any other term or covenant contained herein or in any of the Credit Documents (other than those specified in subsection (a) or (c)(i) above), on its part to be performed or observed and such failure shall not be remedied within thirty (30) days following the earlier of knowledge thereof by the Borrower or any Subsidiary or written notice by the Administrative Agent to the Borrower; or

(d) Indebtedness Cross-Default. (i) Any Credit Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or any Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Hedging Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guaranty Obligation with respect to such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) or such Guaranty Obligation to become payable; or (ii) any Credit Party or any of its Subsidiaries shall breach or default any payment obligation which exceeds $10,000,000 in amount under any Hedging Agreement that is a Bank Product; or

(e) Other Cross-Defaults. Any portion of any Credit Document shall cease to be legal, valid, binding agreements enforceable against any party executing the same in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers or privileges intended to be created hereby, in each case which occurrence could reasonably be expected to have a material adverse impact on the interests of the Lenders; or

(f) Bankruptcy Default. Subject to the proviso below, (i) Any Credit Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property, (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed under any Debtor Relief Law without the application or consent of the Credit Parties or any Subsidiary, or any proceeding under any Debtor Relief Law relating to any Credit Party or any Subsidiary, or to all or any material part of its Property, is instituted without the consent of such Person, and such appointment or proceeding shall remain undismissed and unstayed for a period of 60 consecutive days, (iii) any Credit Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; provided, however, that any of the foregoing events, circumstances or occurrences which relate to a Non-Material Foreign Subsidiary shall not result in an Event of Default under this Section 7.1(f); or

(g) Judgment Default. There is entered against any Credit Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $15,000,000, and such judgment shall not be satisfied, discharged or stayed (with sufficient reserves having been set aside by the Borrower or such Subsidiary to pay such judgment) at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment; or

(h) ERISA Default. The occurrence of any of the following which causes a Material Adverse Effect to exist: (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a Single Employer Plan shall be in “at risk” status within the meaning of Code Section 430(i) or a Multiemployer Plan shall be in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee could reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity could reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; or

(i) Change of Control. There shall occur a Change of Control with respect to the Borrower; or

(j) Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) in all material respects or shall be declared to be null and void, or any Credit Party shall contest in any material respect the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(k) Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect in all material respects or shall fail in any material respect to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive), in each case which occurrence could reasonably be expected to have a material adverse impact on the interest of the Lenders.

Section 7.2 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the

Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.2 Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Multicurrency Revolving Fronting Lender or the Swingline Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Multicurrency Revolving Fronting Lender and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8 Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9 Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower if no Event of Default then exists (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo Bank, as Administrative Agent pursuant to this Section shall also constitute its resignation as Multicurrency Revolving Fronting Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder,

(a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Multicurrency Revolving Fronting Lender and Swingline Lender, and (b) the retiring Multicurrency Revolving Fronting Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents.

Section 8.10 Guaranty Matters.

(a) The Lenders and the Bank Product Provider irrevocably authorize and direct the Administrative Agent to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Domestic Subsidiary of the Borrower as a result of a transaction permitted hereunder.

(b) In connection with release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

Section 8.11 Bank Products.

No Bank Product Provider that obtains the benefits of Sections 2.11 and 7.2 or of any Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products unless the Administrative Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Waivers and Consents.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof, may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section. The Required Lenders may or, with the consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the terms or provisions hereof or thereof or the rights of the Lenders or of the

Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the Default Rate which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definition of Disposition shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) except in accordance with the terms of this Agreement, release the Borrower or all or substantially all of the value of the Guaranty, respectively, without the written consent of all of the Lenders and Bank Product Providers that have previously provided a Bank Product Provider Notice to the Administrative Agent pursuant to the terms hereof; or

(iv) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(v) reserved; or

(vi) permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(vii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of all Lenders without the written consent of all the Lenders; or

(viii) without the consent of Lenders holding at least a majority of the outstanding Revolving Commitments, amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or

(ix) amend, modify or waive (A) the order in which Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, in each case in accordance with Section 2.11(b) or 9.7(b) without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(x) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xi) amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(xii) amend the definitions of “Hedging Agreement,” “Bank Product,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Multicurrency Revolving Fronting Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, Multicurrency Revolving Fronting Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right as a consequence of any subsequent or other Default or Event of Default.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII which do not, in any way, adversely affect the Borrower or any other Credit Party (other than the provisions of Section 8.9).

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 9.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent in accordance with Section 2.20.

Section 9.2 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) If to the Borrower or any other Credit Party:

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Attention: Telephone: Fax: Email:	Austin D. Nettle (817) 570-1618 (817) 570-1733 anettle@casham.com with a copy to:

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Attention: Telephone: Fax: Email:	Curtis Linscott, General Counsel (817) 570-1687 (817) 570-1647 clinscott@cashamerica.com

(ii) If to the Administrative Agent:

Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Blvd.

Mail Code NC 0680

Charlotte, North Carolina 28262

Attention: Telephone: Fax:	Syndication Agency Services (704) 383-3612 (704) 383-4131

with a copy to:

Wells Fargo Bank, National Association

201 Main Street

Suite 300

Fort Worth, Texas 76102

Attention: Telephone: Fax: Email:	Jeff Bundy (817) 334-7093 (866) 370-6452 Jeffrey.d.bundy@wellsfargo.com

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders, Multicurrency Revolving Fronting Lender and the Swingline Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Multicurrency Revolving Fronting Lender or the Swingline Lender pursuant to Article II if such Lender, Multicurrency Revolving Fronting Lender or the Swingline Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations have been paid in full.

Section 9.5 Payment of Expenses and Taxes; Indemnity.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Multicurrency Revolving Fronting Lender in connection with the issuance, amendment, renewal or extension of any Multicurrency Revolving Loan or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Swingline Loan or any demand for payment thereunder and (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Multicurrency Revolving Fronting Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Multicurrency Revolving Fronting Lender and the Swingline Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Multicurrency Revolving Fronting Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any Property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Multicurrency Revolving Fronting Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Multicurrency Revolving Fronting Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Multicurrency Revolving Fronting Lender, the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Multicurrency Revolving Fronting Lender or Swingline Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the parties hereto shall assert, and each of the parties hereby waives, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.

(e) Payments. All amounts due under this Section shall be payable promptly, and not later than five (5) days after demand therefor.

(f) Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent, the Multicurrency Revolving Fronting Lender and the Swingline Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

Section 9.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any portion of the Revolving Loans, or $5,000,000, in the case of any assignment in respect of any portion of the Term Loan Facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the primary syndication of the Loans has not been completed as determined by Wells Fargo; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) a portion of the Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Multicurrency Revolving Fronting Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A)only one (1) such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds) and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans and Multicurrency Revolving Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender. In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation, of any Lender as a Defaulting Lender.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Multicurrency Revolving Fronting Lender and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.7 and 9.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver requiring the approval of 100% of the Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided such Participant agrees to be subject to Sections 2.14 and 2.16 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7 Right of Set-off; Sharing of Payments.

(a) If an Event of Default shall have occurred and be continuing, each Lender, the Multicurrency Revolving Fronting Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Multicurrency Revolving Fronting Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Multicurrency Revolving Fronting Lender or the Swingline Lender, irrespective of whether or not such Lender, the Multicurrency Revolving Fronting Lender or the Swingline Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Multicurrency Revolving Fronting Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the

Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Multicurrency Revolving Fronting Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Multicurrency Revolving Fronting Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Multicurrency Revolving Fronting Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans or the Multicurrency Revolving Fronting Lender to outstanding Multicurrency Revolving Loans and (2) any amounts received by the Swingline Lender or any Multicurrency Revolving Fronting Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

(c) Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9 Counterparts; Effectiveness; Electronic Execution.

(a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors, the Lenders and the Administrative Agent and the Administrative Agent shall have received copies hereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11 Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12 Governing Law.

This Agreement and the other Credit Documents, and any claims, controversy or dispute arising out of or relating to this Agreement or any other Credit Document (in each case except, as to any other Credit Document, as expressly set forth therein), shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.13 Consent to Jurisdiction; Service of Process and Venue.

(a) Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender, the Multicurrency Revolving Fronting Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c) Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14 Confidentiality.

Each of the Administrative Agent, the Lenders, the Multicurrency Revolving Fronting Lender and the Swingline Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Bank Product or any action or proceeding relating to this Agreement, any other Credit Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Multicurrency Revolving Fronting Lender, the Swingline Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Multicurrency Revolving Fronting Lender or the Swingline Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15 Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders and the Administrative Agent or among the Borrower, the Administrative Agent or the other Credit Parties and the Lenders.

Section 9.16 Waivers of Jury Trial; Waiver of Consequential Damages.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17 Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

Section 9.18 Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19 Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Credit Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Credit Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt without the prior written consent of the Administrative Agent. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

Section 9.20 Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

Section 9.21 Reserved.

Section 9.22 Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so, or deems it reasonably necessary or appropriate to do so, under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties. Notwithstanding the foregoing, nothing contained in this Section 9.22 shall limit or restrict the right of the Borrower or any other Credit Party to make any public disclosure or name the Administrative Agent or any Lender or any of their respective Affiliates as may be required under the Exchange Act, in each case without any notice to or consultation with the Administrative Agent or any Lender.

Section 9.23 Appointment of Borrower.

Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

Section 9.24 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, WFS and the Lenders, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, WFS and each Lender each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent, WFS nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, WFS or any Lender has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent, WFS nor any Lender has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent, WFS and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent, WFS nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, WFS and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the

Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, WFS or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.25 Responsible Officers and Authorized Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice.

Section 9.26 Entire Agreement.

THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

ARTICLE X

GUARANTY

Section 10.1 The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Bank Product Provider as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of the Obligations becomes due and payable hereunder or under any Bank Product, each Guarantor unconditionally promises to pay such Obligations to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Enova and its Subsidiaries shall automatically be released from their obligations under this Guaranty concurrently with the consummation of the Enova Disposition to the extent Enova and its Subsidiaries are no longer Subsidiaries of the Borrower.

Section 10.2 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations of the Borrower to the Lenders and any Bank Product Provider whether or not due or payable by the Borrower upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any Property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Obligations which the Administrative Agent, such Lenders or such Bank Product Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5 Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy of the Administrative Agent, any Lender or any Bank Product Provider. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of all Obligations outstanding (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of all Obligations outstanding (other than contingent indemnification obligations). The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full (other than contingent indemnification obligations) and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against the Borrower or any other guarantor of the Obligations of the Borrower owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Obligations of the Borrower until such time as the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Bank Product) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product.

Section 10.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such Indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

Section 10.10 Eligible Contract Participant.

Notwithstanding anything to the contrary in any Credit Document, no Guarantor shall be deemed under this Article 10 to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article 10 becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided however that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Credit Party Obligations of such Guarantor under this Article 10 by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 10.11 Keepwell.

Without limiting anything in this Article 10, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article 10 becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Article 10 in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 10.11, or otherwise under this Article 10, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 10.11shall remain in full force and effect until termination of the Commitments and payment in full of all Loans and other Credit Party Obligations. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	CASH AMERICA INTERNATIONAL, INC.,
a Texas corporation

By:
Name:
Title:

GUARANTORS:	[OTHER GUARANTORS]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender and as Administrative Agent on behalf of the Lenders

By:
Name:
Title:

LENDERS:	[LENDER], as a Lender

By:
Name:
Title:

EXHIBIT B

Schedules and Exhibits

SCHEDULE 2.1(A)

Commitments

Lender	Revolving Commitment	Revolving Commitment Percentage	Term Loan Commitment Percentage
Wells Fargo Bank, National Association	$93,500,000.00	33.392857143%	31.578947634%
KeyBank National Association	$53,000,000.00	18.928571429%	16.421052770%
Amegy Bank, N.A.	$33,600,000.00	12.000000000%	13.136842216%
US Bank, National Association	$31,900,000.00	11.392857143%	8.842105338%
Bank of Texas	$27,000,000.00	9.642857143%	10.105263243%
Texas Capital	$24,000,000.00	8.571428571%	12.084209786%
First Tennessee Bank National Association	$17,000,000.00	6.071428571%	7.831579013%

Total:	$280,000,000.00	100%	100%

EXHIBIT 1.1(d)

[FORM OF]

NOTICE OF BORROWING

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:	Credit Agreement, dated as of March 30, 2011, by and among Cash America International, Inc., a Texas corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

Pursuant to Section [2.1(A)(b)(i),] [2.1(B)(b)(i),] [2.2,] [and/or] [2.4(b)(i)] of the Credit Agreement, the Borrower hereby requests the following (the “Proposed Borrowing”):

[Term Loan be made as follows:]1

Date	Amount			Interest Rate (Alternate Base Rate/ LIBOR Rate)[2]	Interest Period (one week or one, two, three or six months — for LIBOR Rate only)[2]
Closing Date	$	[	]

Revolving Loans be made as follows:

Date	Amount	Interest Rate (Alternate Base Rate/ LIBOR Rate)	Interest Period (one week or one, two, three or six months — for LIBOR Rate only)

NOTE:	REVOLVING LOAN BORROWINGS THAT ARE (A) ALTERNATE BASE RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $500,000 AND IN

[1]	Only to be used on the Closing Date
[2]	LIBOR Rate is only available on the Closing Date if the Borrower delivers a Funding Indemnity Letter in accordance with the Credit Agreement

INTEGRAL MULTIPLES OF $100,000 IN EXCESS THEREOF AND (B) LIBOR RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $2,000,000 AND IN INTEGRAL MULTIPLES OF $500,000 IN EXCESS THEREOF.

Multicurrency Revolving Loans be made as follows:

Currency	Date	Amount	Interest Rate (Alternate Base Rate/ LIBOR Rate)	Interest Period (one week or one, two, three or six months — for LIBOR Rate only)

NOTE:

MULTICURRENCY REVOLVING LOAN BORROWINGS THAT ARE (A) ALTERNATE BASE RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $500,000 AND IN INTEGRAL MULTIPLES OF $100,000 IN EXCESS THEREOF AND (B) LIBOR RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $2,000,000 AND IN INTEGRAL MULTIPLES OF $500,000 (OR, IN THE CASE OF A LOAN MADE IN FOREIGN CURRENCIES, THE AMOUNT ROUNDED TO THE NEAREST 10,000th UNIT OF SUCH FOREIGN CURRENCY) IN EXCESS THEREOF.

Swingline Loans to be made on [date] as follows:

Swingline Loans requested:

(1)        Total Amount of Swingline Loans                                                          $

NOTE:	SWINGLINE LOAN BORROWINGS MUST BE IN MINIMUM AMOUNTS OF $100,000 AND IN INTEGRAL AMOUNTS OF $100,000 IN EXCESS THEREOF.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(a) The representations and warranties made by the Credit Parties in the Credit Agreement, in the Credit Documents or which are contained in any certificate furnished at any time under or in connection with the Credit Agreement shall be (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects, in each case on and as of the date of the Proposed Borrowing as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct (subject to the applicable materiality qualifier set forth above) as of such earlier date.

(b) No Default or Event of Default shall have occurred and be continuing on the date of the Proposed Borrowing or after giving effect to the Proposed Borrowing unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.

(c) Immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus outstanding Swingline Loans shall not exceed the U.S. Revolving Committed Amount then in effect, (i) the aggregate principal amount of outstanding Multicurrency Revolving Loans shall not exceed the Multicurrency Revolving Committed Amount then in effect and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d) [If a U.S. Revolving Loan is requested] All conditions set forth in Section 2.1(A) of the Credit Agreement shall have been satisfied.

(e) [If a Multicurrency Revolving Loan is requested] (i) all conditions set forth in Section 2.1(B) shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Multicurrency Revolving Fronting Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Multicurrency Revolving Fronting Lender’s risk with respect to such Defaulting Lender’s in respect of its Multicurrency Revolving Commitment.

(f) [If a Swingline Loan is requested] All conditions set forth in Section 2.4 of the Credit Agreement shall have been satisfied.

(g) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Revolving Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender as provided in the Credit Agreement.

This Notice of Borrowing may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CASH AMERICA INTERNATIONAL, INC.,
a Texas corporation

By:
Name:
Title:

EXHIBIT 1.1(e)

[FORM OF]

NOTICE OF CONVERSION/EXTENSION

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:	Credit Agreement, dated as of March 30, 2011, by and among Cash America International, Inc., a Texas corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests          conversion or          extension of the following Loans be made as follows (the “Proposed Conversion/Extension”):

Applicable Loan	Current Interest Rate and Interest Period	Date	Amount to be converted/ extended	Requested Interest Rate (Alternate Base Rate/LIBOR Rate)	Requested Interest Period (one week or one, two, three or six months — for LIBOR Rate only)

NOTE:	PARTIAL CONVERSIONS MUST BE IN MINIMUM AMOUNTS OF $500,000 OR A WHOLE MULTIPLE OF $100,000 IN EXCESS THEREOF.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing or would result from such Proposed Conversion/Extension or from the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.

This Notice of Conversion/Extension may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CASH AMERICA INTERNATIONAL, INC.,
a Texas corporation

By:
Name:
Title: